EXHIBIT 10.1

EXECUTION VERSION

Published Deal CUSIP Number: 62475VAA5

Published Revolver CUSIP Number: 62475VAB3

Published Term CUSIP Number: 62475VAC1

CREDIT AGREEMENT

Dated as of October 3, 2005

among

MUELLER GROUP, LLC

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender,

L/C Issuer and a Lender,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent and as a Lender,

CALYON NEW YORK BRANCH,

FIFTH THIRD BANK

and

JPMORGAN CHASE BANK, N.A.

as Co-Documentation Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

and

MORGAN STANLEY SENIOR FUNDING, INC.

as

Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Section

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	Times of Day
1.06	Letter of Credit Amounts

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Term Loan
2.02	Revolving Loans
2.03	Borrowings, Conversions and Continuations of Committed Loans
2.04	Letters of Credit and Bankers’ Acceptances
2.05	Swing Line Loans
2.06	Prepayments
2.07	Termination or Reduction of Commitments
2.08	Repayment of Loans
2.09	Interest
2.10	Fees
2.11	Computation of Interest and Fees
2.12	Evidence of Debt
2.13	Payments Generally; Administrative Agent’s Clawback
2.14	Sharing of Payments by Lenders

ARTICLE III. SECURITY

3.01	Security
3.02	Further Assurances
3.03	Information Regarding Collateral

ARTICLE IV. TAXES, YIELD PROTECTION AND ILLEGALITY

4.01	Taxes
4.02	Illegality
4.03	Inability to Determine Rates
4.04	Increased Costs; Reserves on Eurodollar Rate Loans
4.05	Compensation for Losses
4.06	Mitigation Obligations; Replacement of Lenders

i

4.07	Survival

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Initial Credit Extension
5.02	Conditions to all Credit Extensions

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

6.01	Existence, Qualification and Power; Compliance with Laws
6.02	Authorization; No Contravention
6.03	Governmental Authorization; Other Consents
6.04	Binding Effect
6.05	Financial Statements; No Material Adverse Effect
6.06	Litigation
6.07	No Default
6.08	Ownership of Property; Liens
6.09	Environmental Compliance
6.10	Insurance
6.11	Taxes
6.12	ERISA Compliance
6.13	Subsidiaries; Equity Interests
6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act
6.15	Disclosure
6.16	Compliance with Laws
6.17	Intellectual Property; Licenses, Etc
6.18	Senior Indebtedness

ARTICLE VII. AFFIRMATIVE COVENANTS

7.01	Financial Statements
7.02	Certificates; Other Information
7.03	Notices
7.04	Payment of Obligations
7.05	Preservation of Existence, Etc
7.06	Maintenance of Properties
7.07	Maintenance of Insurance
7.08	Compliance with Laws
7.09	Books and Records
7.10	Inspection Rights
7.11	Use of Proceeds
7.12	New Subsidiaries, Pledgors and Real Property

7.13	Compliance with ERISA
7.14	Further Assurances
7.15	Interest Rate Protection
7.16	Change of Control Offer

ARTICLE VIII. NEGATIVE COVENANTS

8.01	Liens
8.02	Investments
8.03	Indebtedness
8.04	Fundamental Changes
8.05	Dispositions
8.06	Restricted Payments
8.07	Change in Nature of Business
8.08	Transactions with Affiliates
8.09	Burdensome Agreements
8.10	Use of Proceeds
8.11	Prepayment of Indebtedness; Amendment to Material Agreements
8.12	Financial Covenants
8.13	Acquisitions
8.14	Creation of New Subsidiaries
8.15	Securities of Subsidiaries
8.16	Sale and Leaseback

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default
9.02	Remedies Upon Event of Default
9.03	Application of Funds

ARTICLE X. ADMINISTRATIVE AGENT

10.01	Appointment and Authority
10.02	Rights as a Lender
10.03	Exculpatory Provisions
10.04	Reliance by Administrative Agent
10.05	Delegation of Duties
10.06	Resignation of Administrative Agent
10.07	Non-Reliance on Administrative Agent and Other Lenders
10.08	No Other Duties, Etc
10.09	Administrative Agent May File Proofs of Claim
10.10	Collateral and Guaranty Matters

ARTICLE XI. MISCELLANEOUS

11.01	Amendments, Etc
11.02	Notices; Effectiveness; Electronic Communication
11.03	No Waiver; Cumulative Remedies
11.04	Expenses; Indemnity; Damage Waiver
11.05	Payments Set Aside
11.06	Successors and Assigns
11.07	Treatment of Certain Information; Confidentiality
11.08	Right of Setoff
11.09	Interest Rate Limitation
11.10	Counterparts; Integration; Effectiveness
11.11	Survival of Representations and Warranties
11.12	Severability
11.13	Replacement of Lenders
11.14	Governing Law; Jurisdiction; Etc
11.15	Waiver of Jury Trial
11.16	USA PATRIOT Act Notice
11.17	No Fiduciary Relationship

SIGNATURES

SCHEDULES

1.01(a) Existing Letters of Credit
1.01(b)	Unrestricted Subsidiaries
2.01	Commitments and Pro Rata Shares
3.01	Mortgaged Real Property
3.03	Information Regarding Collateral
5.01	Good Standing and Foreign Qualification Jurisdictions
6.06	Litigation
6.09	Environmental Matters
6.11	Proposed Tax Assessments
6.13(a)	Subsidiaries
6.13(b)	Other Equity Investments
8.01	Existing Liens
8.02	Existing Investments
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices
11.06	Processing and Recordation Fees

EXHIBITS

Form of

A-1	Revolving Loan Notice
A-2	Term Loan Interest Rate Selection Notice
B	Swing Line Loan Notice
C-1	Term Loan Note
C-2	Revolving Loan Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty Agreement
G	Opinion Matters
H	Parent Guaranty Agreement
I	Security Agreement
J	Mortgage

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 3, 2005, among MUELLER GROUP, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Credit” means a commercial Letter of Credit in which the L/C Issuer engages with the beneficiary of such Letter of Credit to accept a time draft, and shall include those Existing Letters of Credit identified as “Acceptance Credits” on Schedule 1.01(a).

“Acceptance Documents” means such general acceptance agreements, applications, certificates and other documents as the L/C Issuer may require in connection with the creation of Bankers’ Acceptances.

“Account” means any account (as that term is defined in Section 9-102(a)(2)(i) and (ii) of the UCC) of the Borrower or any Subsidiary arising from the sale or lease of goods or the rendering of services.

“Acquisition” means the acquisition of (a) a controlling equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement, dated as of June 17, 2005, between Walter and the Administrative Agent.

“Aggregate Commitments” means, as at any date of determination thereof, the sum of (a) the Aggregate Revolving Credit Commitments at such date, plus (b) the Outstanding Amount with respect to the Term Loan Facility at such date.

“Aggregate Credit Exposures” means, as at any date of determination thereof, the sum of (a) the unused portion of the Aggregate Revolving Credit Commitments then in effect, plus (b) the Total Outstandings at such time.

“Aggregate Revolving Credit Commitments” means, as at any date of determination thereof, the sum of all Revolving Credit Commitments of all Lenders at such date.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, from time to time,

(a)           with respect to Segments of the Term Loan that are Eurodollar Rate Loans, 2.25%, provided that if the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b) is less than 3.50 to 1.00, then the “2.25%” in this clause (a) shall be deemed to read “2.00%” as of the date set forth in the paragraph of this definition following clause (c);

(b)           with respect to Segments of the Term Loan that are Base Rate Loans, 1.25%, provided that if the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b) is less than 3.50 to 1.00, then the “1.25%” in this clause (b) shall be deemed to read “1.00%” as of the date set forth in the paragraph of this definition following clause (c); and

(c) with respect to the Commitment Fee, Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

		Revolving Loans, Swing Line Loans and Letter of Credit – BA Fees
Pricing Level	Consolidated Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans and Letter of Credit – BA Fees	Commitment Fee
1	Greater than or equal to 5.00 to 1.00	1.75%	2.75%	0.500%

2	Less than 5.00 to 1.00 but greater than or equal to 4.00 to 1.00	1.50%	2.50%	0.500%

3	Less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00	1.25%	2.25%	0.500%

4	Less than 3.00 to 1.00	0.75%	1.75%	0.375%

Any increase or decrease in the Applicable Rate with respect to Revolving Loans, the Term Loan (including Segments), Swing Line Loans and Letter of Credit - BA Fees resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 (or with respect to the Term Loan (including Segments), the higher of the rates set forth in each of clauses (a) and (b) above) shall apply thereto as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day following the date the appropriate certificate is so delivered.  Subject to the proviso in the preceding sentence, from the Closing Date to the Business Day following the date the Compliance Certificate for the fiscal period ending December 31, 2005 is delivered or is required to be delivered (whichever shall first occur), the Applicable Rate with respect to the Commitment Fee, Revolving Loans, Swing Line Loans and Letter of Credit - BA Fees shall be Pricing Level 2 and the Applicable Rate with respect to the Term Loan (including Segments thereof) shall be the higher of the rates set forth in each of clauses (a) and (b) above.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BAS and Morgan Stanley, each in its capacity as a joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent, and shall include, in the case of the initial assignments of portions of Term Loan by Bank of America and/or Morgan Stanley as the initial Term Loan Lenders, one or more master assignments and assumption agreements to effect assignments to multiple assignees substantially on the terms of the form of Assignment and Assumption set forth in Exhibit E.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Restricted Subsidiary of the Borrower or (b) is assumed in connection with an Investment in or acquisition of such Person, and has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2004, and the related consolidated statements of income or operations, retained earnings and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auditor” has the meaning specified in Section 7.01(a).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C- BA Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankers’ Acceptance” or “BA” means a time draft, drawn by the beneficiary under an Acceptance Credit and accepted by the L/C Issuer upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to Section 2.04 hereof, in the standard form for bankers’ acceptances of the L/C Issuer.

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan (including a Segment) that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Segment” means a Segment bearing interest or to bear interest at the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means any of (a) the advance of the Term Loan pursuant to Section 2.01, (b) a Revolving Borrowing, or (c) a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Cash Equivalents” means any of the following types of property, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments):

(a)           cash, denominated in U.S. Dollars or in a currency other than U.S. Dollars that is freely transferable or convertible into U.S. Dollars;

(b)           readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c)           commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s and S&P shall be rating such obligations; provided that up to 25% of the aggregate amount of Investments in Cash Equivalents pursuant to this subpart (c) of the definition thereof may be in commercial paper that is rated (I) at least P-1 (or the then equivalent grade) by Moody’s and at least A-2 (or the then equivalent grade) by S&P, or (II) at least P-2 (or the then equivalent grade) by Moody’s and at least A-1 (or the then equivalent grade) by S&P;

(d)           insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above (without regard to the proviso), (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000, provided that no more than 25% of the aggregate amount of Investments in Cash Equivalents pursuant to this subpart (d) of the definition thereof may be in such items with a maturity longer than one year;

(e)           readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s;

(f)            readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above; and

(g)           in the case of any Restricted Subsidiary of the Borrower organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a) through (f) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of such person or its subsidiaries or Walter or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (ii) Walter and its Subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the Voting Securities of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           prior to any Specified Transaction,

(i)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33-1/3% or more of the Voting Securities of Walter on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(ii)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Walter ceases to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           after a Specified Transaction, during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01 (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all personal and real property of the Borrower, any Restricted Subsidiary or any other Person in which the Administrative Agent or any Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Restricted Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized; provided, that Consolidated Capital Expenditures shall exclude (i) any expenditures paid for with the proceeds of property insurance, casualty insurance, any asset sale permitted under Section 8.05(c) or any asset sale of obsolete or worn out equipment permitted under Section 8.05(a), in each case as evidenced in writing and submitted to the Administrative Agent together with any Compliance Certificate delivered pursuant to Section 7.02(b)), and (ii) any portion of the purchase price of an Acquisition permitted by Section 8.13 which is accounted for as a capital expenditure.

“Consolidated Cash Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, that portion of Consolidated Interest Charges that is either paid or required to be paid in cash during such period, but excluding prepayment or similar premiums paid in connection with any prepayment, repurchase or redemption of Consolidated Funded Indebtedness.

“Consolidated Current Assets” means, on any date, without duplication, all assets which, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (excluding, however, amounts due and to become due from Affiliates of the Borrower which have arisen from transactions which are other than arm’s-length and in the ordinary course of business).

“Consolidated Current Liabilities” means all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding current maturities of Indebtedness.

“Consolidated EBITDA” means, for any period and in each case without duplication (including any duplication with any item excluded in calculating Consolidated Net Income), with respect to the Borrower and its Restricted Subsidiaries, on a consolidated basis determined in accordance with GAAP, an amount equal to:

(a)           Consolidated Net Income for such period,

plus                         (b)           Consolidated Interest Charges for such period, to the extent deducted in computing Consolidated Net Income,

plus                         (c)           the provision for federal, state, local and foreign income taxes payable for such period, to the extent deducted in computing Consolidated Net Income,

plus                         (d)           depreciation and depletion expense, to the extent deducted in computing Consolidated Net Income,

plus                         (e)           amortization expense, to the extent deducted in computing Consolidated Net Income,

plus                         (f)            all other non-cash charges or expenses (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months) to the extent deducted in computing Consolidated Net Income,

plus                         (g)           any amounts deducted in determining Consolidated Net Income representing mark-to-market losses that must be recognized currently in net income under Financial Accounting Standards Board Statement 133 (to the extent not included in Consolidated Interest Charges),

minus                (h)           any amounts added in determining Consolidated Net Income representing mark-to-market gains that must be recognized currently in net income under Financial Accounting Standards Board Statement 133 (to the extent not included in Consolidated Interest Charges),

minus                (i)            all other non-cash income or gains added in determining Consolidated Net Income,

plus                         (j)            expenses incurred in connection with the Transactions to the extent deducted in computing Consolidated Net Income, not more than $36,500,000 in the aggregate of which shall be in cash,

plus                         (k)           amounts deducted in determining Consolidated Net Income representing cash charges in respect of the Specified Items,

plus                         (l)            any amounts deducted in determining Consolidated Net Income representing cash restructuring costs, or cash costs reasonably determined by the Borrower to be associated with facility or product line closures, consolidation or rationalization, not to exceed $50,0000,000, in the aggregate while this Agreement is in effect, and

plus                         (m)          through December 31, 2006, up to 75% of any amounts deducted in determining Consolidated Net Income representing costs associated with compliance with Sarbanes-Oxley;

provided, however, Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated Net Income in computing Consolidated EBITDA during any prior periods.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances (including all BAs hereunder), bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations and all Receivables Facility Outstandings, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Borrower or such Restricted Subsidiary.

“Consolidated Interest Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Four-Quarter Period ending on such date to (b) Consolidated Cash Interest Charges for such period; provided that for the fiscal quarters of the Borrower ending December 31, 2005, March 31, 2006 and June 30, 2006, the Consolidated Cash Interest Charges used in determining the Consolidated Interest Charge Coverage Ratio shall be, respectively (x) Consolidated Interest Charges for the one-quarter period ending December 31, 2005 multiplied by 4, (y) Consolidated Interest Charges for the two-quarter period ending March 31, 2006 multiplied by 2 and (z) Consolidated Interest Charges for the three-quarter period ending June 30, 2006 multiplied by 4/3.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of the following (without duplication), in each case net of interest income earned (without duplication) on cash balances or under Swap Contracts hedging against, or otherwise entered into to manage risks relating to, fluctuations in interest rates to the extent such interest income is included in the calculation of Consolidated Net Income: (a) all interest, (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) any amounts included in interest expense in respect of Permitted Receivables Transactions (or, if any such Permitted Receivables Transaction is an “off-balance sheet” transaction under GAAP, any amounts that would have been so included in respect of such Permitted Receivables Transaction if it were an “on-balance sheet” transaction under GAAP).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less Cash Equivalents of the Borrower and the Restricted Subsidiaries on a consolidated basis as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income after taxation of the Borrower and its Restricted Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary or nonrecurring income (or expense), including, any compensation charge incurred in connection with the Transactions; provided that the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the Borrower or a Restricted Subsidiary in cash.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness that, as of such date, is secured by any Lien on any asset or property of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date less (i) Cash Equivalents of the Borrower and the Restricted Subsidiaries on a consolidated basis as of such date, and (ii) from the Closing Date until March 30, 2006, the aggregate outstanding amount of Loans the proceeds of which were used to redeem either Mueller Water Products Notes (including any premiums paid in connection therewith) or Subordinated Notes in accordance with clauses (iii) or (iv) of Section 7.11, to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Core Business” means any material line of business conducted by the Borrower and its Subsidiaries as of the Closing Date and any business reasonably related or incidental thereto.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication):  (a) the amount of any cash and fair market value of other property (excluding the value of any capital stock, warrants or options to acquire capital stock of Walter, New Holdco, the Borrower or any

Restricted Subsidiary and the unpaid principal amount of any debt instrument) given as consideration, (b) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Restricted Subsidiary in connection with such Acquisition, (c) all additional purchase price amounts in the form of earnouts and other contingent obligations that are to be paid in cash and that should be recorded on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (d) all amounts paid in cash in respect of covenants not to compete, and consulting agreements that should be recorded on financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (e) the aggregate fair market value of all other consideration given by the Borrower or any Restricted Subsidiary in connection with such Acquisition (but excluding the value of any capital stock, warrants or options to acquire capital stock of Walter, New Holdco, the Borrower or any Restricted Subsidiary), and (f) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred and capitalized in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C– BA Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate with respect to Base Rate Loans plus (c) 2% per annum; provided, however, that (i) with respect to a Eurodollar Rate Loan, until the end of the Interest Period during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, and thereafter as set forth in the portion of this sentence preceding this proviso, and (ii) with respect to Letter of Credit– BA Fees, the Default Rate shall equal the Letter of Credit– BA Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C - BA Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Direct Foreign Subsidiary” means a Foreign Subsidiary a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by the Borrower or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividend Distribution” means the distribution by the Borrower to Mueller Water Products of a dividend of not less than $400,000,000, and the further distribution thereof by Mueller Water Products to New Holdco, collectively.

“DLJ Entity” means each of DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Merchant Banking II, Inc., a Delaware corporation, as advisory general partner on behalf of DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A, L.P., a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A, L.P., a Delaware limited partnership, DLJ EAB Partners, L.P., a Delaware limited partnership, DLJ ESC II, L.P., a Delaware limited partnership, DLJ First ESC, L.P., a Delaware limited partnership, DLJ Investment Partners L.P., a Delaware limited partnership, DLJ Investment Partners II, L.P., a Delaware limited partnership and DLJIP II Holdings, L.P., a Delaware limited partnership.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and, in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Entity Conversion” means, individually or collectively as the context may indicate, the conversion under the general corporate law of the state of Delaware or Alabama, as applicable, of (a) United States Pipe and Foundry Company, Inc., an Alabama corporation, into United States Pipe and Foundry Company, LLC, an Alabama limited liability company, (b) Mueller Water Products, Inc, a Delaware corporation, into Mueller Water Products, LLC, a Delaware limited liability company, and (c) Mueller Group, Inc., a Delaware corporation, into Mueller Group, LLC, a Delaware limited liability company.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code); provided, that none of the DLJ Entities or any of their Affiliates (other than the Borrower and its Subsidiaries) shall be considered an ERISA Affiliate of the Borrower or any of its Subsidiaries.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing by the Borrower or any ERISA Affiliate or the PBGC of a notice of intent to terminate, the treatment by the PBGC of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g)  any event or condition that results in

(i) the termination of any Plan that is regulated by any Foreign Benefit Law, (ii) the revocation of such Plan’s authority to operate under the applicable Foreign Benefit Law or (iii) a complete or partial withdrawal by the Borrower or any Subsidiary from a Foreign Pension Plan.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan (including a Segment) that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Segment” means a Segment bearing interest or to bear interest at the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any fiscal year, the following:

(a) Consolidated EBITDA for such period,

minus

(b) the sum of (i) the amount of the net increase (if any) of Consolidated Current Assets, other than Cash Equivalents, over Consolidated Current Liabilities for such period; plus (ii) Consolidated Capital Expenditures actually made during such period pursuant to Section 8.12(d) (excluding Consolidated Capital Expenditures constituting payments in respect of capital leases and by way of the incurrence of Indebtedness permitted pursuant to Section 8.03(e) to a vendor or financer of any assets permitted to be acquired pursuant to Section 8.12(d) to finance the acquisition of such assets and any capital expenditure described in the second proviso of such Section 8.12(d)); plus (iii) Consolidated Cash Interest Charges for such period; plus (iv) taxes actually paid in cash for such period and added in the calculation of Consolidated EBITDA pursuant to part (c) of the definition thereof; plus (v) the aggregate amount of any payments of the Term Loan made by the Borrower during such period pursuant to Sections 2.06(a) and 2.08(c); plus (vi) the aggregate amount of all scheduled payments and optional and mandatory prepayments of Consolidated Funded Indebtedness (other than Obligations) made during such period; plus (vii) the aggregate amount of mandatory prepayments of Revolving Loans made by the Borrower pursuant to Section 2.06(c) during such period in connection with permanent reductions of the Revolving Credit Commitments pursuant to Section 2.07; plus (viii) Investments permitted and actually made, in cash, pursuant to clause (f), (l) or (m) of Section 8.02 during such period (excluding Investments financed with the proceeds of any issuance of any Equity Interest or Indebtedness other than Revolving Loans); plus (ix) Restricted Payments of the type described in clause (e) of Section 8.06 made during such period plus (x) transaction fees and costs actually paid in cash in connection with the Transactions during such period;

provided, that, notwithstanding the foregoing, the calculation of “Excess Cash Flow” with respect to the fiscal year ending December 31, 2006, shall also include the period from the Closing Date through the beginning of such fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.01(a).

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of April 23, 2004, among the Borrower, Credit Suisse First Boston, acting through its Cayman Islands Branch, as agent, and a syndicate of lenders, as amended through the Closing Date.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01(a).

“Existing Second Lien Notes” means those second priority senior secured floating rate notes due 2011 issued by the Borrower pursuant to that certain Indenture dated as of April 23, 2004 by and among the Borrower, as issuer, certain subsidiaries of the Borrower as guarantors thereunder, and Law Debenture Trust Company of New York, as trustee.

“Existing Walter Credit Agreement” means that certain Credit Agreement dated as of April 17, 2003, among Walter, Bank of America, as administrative agent, and a syndicate of lenders, as amended through the Closing Date.

“Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Borrower shall have permanently terminated the Revolving Credit Facility and the Term Loan Facility by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit, (ii) the aggregate face amount of all outstanding Bankers’ Acceptances and (iii) all fees relating to any Letters of Credit accruing after such date (which fees shall be payable solely for the account of the L/C Issuer and shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made, (b) the Aggregate Revolving Credit Commitments, if any, shall have terminated or expired, (c) the obligations and liabilities of the Borrower and each other Loan Party under all Related Credit Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Related Credit Arrangements shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto, and (d) each Guarantor shall have fully, finally and irrevocably paid and satisfied in full its respective obligations and liabilities arising under the Loan Documents, (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Loan Party that may be owing to the Administrative Agent or any of its Related Parties or any Lender pursuant to the Loan Documents and expressly survive termination of this Agreement).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Benefit Law” means any Law of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Plan or Pension Plan.

“Foreign Investment Basket Utilization” means, on any date, the sum of (a) the aggregate Investments in any Foreign Subsidiaries that are Restricted Subsidiaries pursuant to Section 8.02(k), plus, (b) the outstanding aggregate principal amount of Indebtedness incurred by Foreign Subsidiaries pursuant to Section 8.03(j)(ii) plus (c) the aggregate Costs of Acquisition with respect to all Acquisitions of Foreign Subsidiaries occurring after the Closing Date, without duplication for any portion thereof made with the proceeds of Investments described in clause (a) or Indebtedness described in clause (b) of this definition.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, arrangement, understanding or scheme maintained by the Borrower or any Subsidiary that provides retirement or deferred compensation benefits covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Four-Quarter Period” means a period of four full consecutive fiscal quarters of the Borrower and its Subsidiaries, taken together as one accounting period.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, New Holdco, Mueller Water Products, Mueller Water Products Co-Issuer, Inc., Mueller Group Co-Issuer, Inc. and the Subsidiary Guarantors.

“Guaranty” means that certain Guaranty Agreement dated as of the date hereof among certain Affiliates of the Borrower party thereto, certain Subsidiaries of the Borrower party thereto and the Administrative Agent (on behalf of the Lenders) substantially in the form of Exhibit F, as supplemented from time to time by the execution and delivery of Guaranty Joinder Agreements pursuant to Section 7.12, as from time to time the same may be otherwise supplemented or amended, modified, amended and restated or replaced.

“Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12, as amended, modified, supplemented or amended and restated.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.04(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations of such Person and all Receivables Facility Outstandings; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04.

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or converted, in whole or in part, and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), (i) the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October with respect to interest accrued through the last day of each fiscal quarter of the Borrower ending immediately prior to such date, and (ii) the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, with respect to interest accrued through such date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Administrative Agent.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending, in each case, on the date one, two, three or six or, if consented to by each applicable Lender, nine or twelve months thereafter, as selected by the Borrower in its Revolving Loan Notice or Term Loan Interest Rate Selection Notice (or, in the case of any Eurodollar Rate Loan made on the Closing Date, such other interest period less than six months that may be approved by the Administrative Agent); provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond (a) with respect to Revolving Loans, the Revolving Credit Maturity Date, and (b) with respect to the Term Loan, the date set forth in part (a) of the definition of the Term Loan Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or (d) the purchase of land and related infrastructure improvements.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit or Acceptance Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit or Acceptance Credit.

“Joinder Agreements” means, collectively, Guaranty Joinder Agreements, the Pledge Joinder Agreements and the Security Joinder Agreements.

“Joint Fee Letter” means the letter agreement, dated as of June 17, 2005, among Walter, the Administrative Agent and the Arrangers.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C – BA Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C – BA Borrowing in accordance with its Pro Rata Revolving Share.

“L/C – BA Borrowing” means an extension of credit resulting from (a) a drawing under any Letter of Credit (other than an Acceptance Credit) or (b) a payment of a Bankers’ Acceptance upon presentation, in each case which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C – BA Credit Extension” means, with respect to any Letter of Credit or Bankers’ Acceptance, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C – BA Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit, plus the sum of the maximum aggregate amount which is, or at any time thereafter may become, payable by the L/C Issuers under all then outstanding Bankers’ Acceptances, plus the aggregate of all Unreimbursed Amounts, including all L/C – BA Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Issuer” means each of Bank of America and JPMorgan Chase Bank, N.A., each in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder, or any successor issuer of Letters of Credit and Bankers’ Acceptances hereunder.  At any time there is more than one L/C Issuer, all singular references to the L/C Issuer shall mean any L/C Issuer, either L/C Issuer, each L/C Issuer, the L/C Issuer that has issued the applicable Letter of Credit, or both L/C Issuers, as the context may require.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit (including an Acceptance Credit) or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer and, in the case of any Acceptance Credit, shall include the related Acceptance Documents.

“Letter of Credit – BA Expiration Date” means the day that is seven days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit – BA Fees” means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit and Bankers’ Acceptances described in Section 2.04(i).

“Letter of Credit – BA Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Credit Commitments.  The Letter of Credit – BA Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan, including any Segment.

“Loan Documents” means this Agreement, each Note, the Guaranty (including each Guaranty Joinder Agreement), the Parent Guaranty, each Security Instrument, each Revolving Loan Notice, each Term Loan Interest Rate Selection Notice, each Issuer Document and each Compliance Certificate, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, as of any date of determination thereof (and, as of the Closing Date, giving effect to the US Pipe Contribution), each direct or indirect Restricted Subsidiary of the Borrower that (a) holds, owns or contributes, as the case may be, 3% or more of the gross revenues, assets (including Equity Interests in other Subsidiaries) or Consolidated EBITDA of the Borrower and the Restricted Subsidiaries, on a consolidated basis (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 7.01(a) or (b) or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the financial statements dated as of June 30, 2005, but pro forma for the US Pipe Contribution), (b) is designated by the Borrower as a Material Subsidiary, or (c) Guarantees the Mueller Water Products Notes.  The Borrower shall designate one or more Restricted Subsidiaries of the Borrower as Material Subsidiaries if, in the absence of such designation, the aggregate gross revenues, assets (including Equity Interests in other Subsidiaries) or contribution to Consolidated EBITDA of all Restricted Subsidiaries of the Borrower that are not Material Subsidiaries would exceed 3% of the gross revenues, assets or Consolidated EBITDA (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 7.01(a) or (b) or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the financial statements dated as of June 30, 2005, but pro forma for the US Pipe Contribution).

“Merger” means the acquisition by Walter of all of the issued and outstanding capital stock of Mueller Water Products by means of the merger of Mueller Water Products with JW MergerCo, Inc., a Delaware corporation and a direct Subsidiary of New Holdco, with Mueller Water Products being the surviving entity of such merger.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of June 17, 2005, by and among Mueller Water Products, Walter, JW MergerCo, Inc. and DLJ Merchant Banking II, Inc., as the Stockholders’ Representative (including all schedules and exhibits thereto and the Disclosure Letter (as defined therein)).

“Merger Documents” means, individually or collectively as the context may indicate, (a) the Merger Agreement, (b) the Escrow Agreement (as defined in the Merger Agreement), (c) the Voting Agreement (as defined in the Merger Agreement) and (d) each other material agreement, instrument and document relating to the Merger.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc. and its successors.

“Mortgage” means, individually or collectively as the context may indicate, those mortgages, deeds of trust, deeds to secure debt and comparable real estate Lien documents delivered on or after the Closing Date to the Administrative Agent with respect to any Mortgaged Fee Property, substantially in the form attached hereto as Exhibit J.

“Mortgaged Fee Property” means, collectively, the fee interests of the Borrower or any Guarantor, as applicable, in such real property, improvements, fixtures and other items of real and personal property related thereto (and the products and proceeds thereof) as may be granted to the Administrative Agent on the Closing Date or from time to time thereafter in accordance with the terms of this Agreement pursuant to a Mortgage.

“Mortgaged Property Support Documents” shall mean, for each Mortgaged Fee Property, (a) the Title Policy pertaining thereto, (b) such surveys and flood hazard certifications thereof as the Administrative Agent may require prepared by recognized experts in their respective fields selected by the Borrower and reasonably satisfactory to the Administrative Agent provided that if the Title Policy for any Mortgaged Fee Property does not contain a blanket survey exception and contains survey coverage and survey related endorsements which are reasonably acceptable to the Administrative Agent, then no survey shall be required for such Mortgaged Fee Property, (c) as to the Mortgaged Properties located in a flood hazard area, such flood hazard insurance as the Administrative Agent may require, (d) such lessee’s affidavits as the Administrative Agent may reasonably require with respect to any such property leased to a third party, (e) such opinions of local counsel with respect to the Mortgages, as applicable, as the Administrative Agent may reasonably require, and (f) such other documentation as the Administrative Agent may reasonably require, in each case as shall be in form and substance reasonably acceptable to the Administrative Agent.

“Mueller Water Products” means Mueller Water Products, LLC, a Delaware limited liability company and successor by conversion to Mueller Water Products, Inc., a Delaware corporation (f/k/a Mueller Holdings (N.A.), Inc.).

“Mueller Water Products Indenture” means the Indenture, dated as of April 29, 2004, among Mueller Water Products, Mueller Water Products Co-Issuer, Inc. and Law Debenture Trust Company of New York, as trustee, as in effect on the Closing Date.

“Mueller Water Products Notes” means the senior discount notes issued by Mueller Water Products and Mueller Water Products Co-Issuer, Inc. in an aggregate initial accreted value not in excess of $110,100,000 pursuant to the Mueller Water Products Indenture, as in effect on the Closing Date.

“Mueller Water Products Senior Exchange Notes “ means senior unsecured exchange notes which refinance all or part of the Mueller Water Products Senior Rollover Loans and which have terms consistent with the following: (a) maturity date no earlier than April 15, 2014, (b) no scheduled payments of principal until on or after April 15, 2014, (c) interest rates not in excess of 16.0% per annum which interest shall be payable solely in kind; provided, that, in the case of a payment default, the applicable rate for past due amounts may be increased by 2.0% per annum, and (d) covenants, terms and conditions terms and conditions substantially similar to those set forth in the Put Backstop Facility of Mueller Water Products or other covenants, terms and conditions acceptable to the Administrative Agent.

“Mueller Water Products Senior Rollover Loans” means senior unsecured rollover loans which refinance all or part of the Put Backstop Facility of Mueller Water Products and which have terms consistent with the following: (a) maturity date no earlier than April 15, 2014, (b) no scheduled payments of principal until on or after April 15, 2014, (c) interest rates not in excess of 16.0% per annum which interest shall be payable solely in kind; provided, that, in the case of a payment default, the applicable rate for past due amounts may be increased by 2.0% per annum, and (d) covenants, terms and conditions terms and conditions substantially similar to those set forth in the Put Backstop Facility of Mueller Water Products or other covenants, terms and conditions acceptable to the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to the sale of any asset by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents and Indebtedness owing to the Borrower or any Restricted Subsidiary), (B) the out-of-pocket expenses incurred by the Borrower or any Restricted Subsidiary in connection with such sale, including any brokerage commissions, underwriting fees and discount, legal fees, finder’s fees and other similar fees and commissions, (C) taxes paid or reasonably estimated to be payable by the Borrower or any Restricted Subsidiary in connection with the relevant asset sale, (D) the amount of any reasonable reserve required to be established in accordance with GAAP against liabilities (other than taxes deducted pursuant to (C) above) to the extent such reserves are (I) associated with the assets that are the object of such sale and (II) retained by the Borrower or any Restricted Subsidiary, and (E) the amount of any reasonable reserve for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by the Borrower or any Restricted Subsidiary in connection therewith to the extent such reserves are (I) associated with the assets that are the object of such sale and (II) retained by the Borrower or any Restricted Subsidiary; provided that the amount of any subsequent reduction of any reserve provided for in clause (D) or (E) above (other than in connection with a payment in respect of such liability) shall (X) be deemed to be Net Cash Proceeds of such asset sale occurring on the date of such reduction, and (Y) immediately be applied to the prepayment of Loans in accordance with Section 2.06(d);

(b)           with respect to the public and private issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and cash equivalents received in connection with such issuance over (ii) the sum of (A) the underwriting discounts and commissions, and all legal, accounting, printing, rating agency, banking, title and recording fees and expenses and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance, (B) all taxes required to be paid or accrued as a consequence of such issuance, and (C) in the case of debt incurred, sold or issued by any Foreign Subsidiary, any taxes or other costs or expenses resulting from repatriating any such proceeds to the United States; and

(c)           with respect to the sale or issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions, and all legal, accounting, printing, banking and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance or sale, and (B) all taxes and other governmental costs and expenses required to be paid or accrued as a consequence of such issuance or sale (including, in the case of a transfer, sale or other disposition of non-U.S. assets, any such taxes or other costs or expenses resulting from repatriating any such proceeds to the United States).

“New Holdco” means Mueller Holding Company, Inc., a Delaware corporation.

“Notes” means, collectively, the Revolving Loan Notes and the Term Loan Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Bankers’ Acceptance, or arising under any Related Credit Arrangement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loan on the Closing Date, and any prepayments or repayments of the Term Loan (or any Segment) occurring on such date, (b) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Revolving Borrowings and any prepayments or repayments of Revolving Loans occurring on such date; (c) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swing Line Loans occurring on such date; and (d) with respect to any L/C – BA Obligations on any date, the amount of such L/C – BA Obligations on such date after giving effect to any L/C – BA Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C – BA Obligations as of such date, including as a result of any reimbursements of amounts paid under Bankers’ Acceptances or outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Guaranty” means the Guaranty Agreement dated as of the date hereof by New Holdco and Mueller Water Products to the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit H.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means (a) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, and (b) any Foreign Pension Plan.

“Permitted Mueller Water Products Debt” means (a) means, individually or collectively as the context may indicate, each of  (a) the Mueller Water Products Senior Exchange Notes, (b) the Mueller Water Products Senior Rollover Loans, and (c) any other Indebtedness of Mueller Water Products which has terms consistent with the following: (i) no scheduled payments of principal prior to the ninth anniversary of the Closing Date, (ii) no payments of interest required to be made in cash prior to the fifth anniversary of the Closing Date, (iii) commercially reasonable interest or accretion rate, (iv) the absence of financial maintenance covenants, (v) the absence of guarantees or Liens by the Borrower or any Restricted Subsidiary, and (vi) the absence of covenants or other terms or conditions that, taken as a whole, are more restrictive than the covenants, terms and restrictions contained in this Agreement and the other Loan Documents; provided, in each case that such Indebtedness is either exchanged for, or 100% of the proceeds of such Indebtedness is used to repay, redeem or repurchase, in whole or in part, the Mueller Water Products Notes, either Put Backstop Facility, any other Permitted Mueller Water Products Debt, Term Loans, the Subordinated Debt or any Permitted Subordinated Debt and to pay related premiums, interest, fees, costs and expenses.

“Permitted Receivables Transaction” means one or more trade receivables financing transactions pursuant to which the Borrower and any of its Restricted Subsidiaries sells Accounts and assets related thereto that are customarily transferred with such Accounts in receivables financing transactions, or interests therein, directly or indirectly through another Restricted Subsidiary of the Borrower to a Receivables Co., and such Receivables Co. sells such Accounts and related assets, or interests therein, or grants Liens in such Accounts and related assets, or interests therein, to buyers thereof or providers of financing based thereon, so long as (i) the aggregate principal amount outstanding (without duplication) at any time of all such financings does not exceed $100,000,000, (ii) such financings are subject to customary terms and conditions or other terms and conditions reasonably acceptable to the Administrative Agent and (iii) each such financing is subject to a backstop facility provided by a credit support provider reasonably acceptable to the Administrative Agent, which backstop facility has a term of not less than 3  years from the date such backstop facility is entered into, or otherwise has credit support acceptable to the Administrative Agent.

“Permitted Subordinated Debt” means, individually or collectively as the context may indicate, each of  (a) the Senior Subordinated Exchange Notes, (b) the Senior Subordinated Rollover Loans, and (c) any other unsecured subordinated notes issued by the Borrower having terms consistent with the following: (i) subordination in right of payment to the Obligations pursuant to terms and conditions substantially similar to those set forth in the Subordinated Note Indenture or other terms and conditions acceptable to the Administrative Agent, (ii) no scheduled payments of principal for at least one year following the Term Loan Maturity Date, (iii) commercially reasonable interest rates, (iv) the absence of financial maintenance covenants, and (v) the absence of covenants or any other terms or conditions that, taken as a whole, are more restrictive than the covenants, terms and restrictions contained in this Agreement and the other applicable Loan Documents; provided, in each case that such Indebtedness is either exchanged for, or 100% of the proceeds of such Indebtedness is used to repay, redeem or repurchase, in whole or in part, the Subordinated Notes, the Put Backstop Facility of the Borrower or other Permitted Subordinated Debt and to pay related premiums, interest, fees, costs and expenses.

“Permitted Subordinated Debt Documents” means all loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing or executed in connection with Permitted Subordinated Debt, in each case as amended, supplemented, amended and restated or otherwise modified in accordance with Section 8.11.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and (b) any Foreign Pension Plan.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means that certain Securities Pledge Agreement dated as of the date hereof among New Holdco, Mueller Water Products, the Borrower, certain Guarantors and the Administrative Agent, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements pursuant to Sections 3.01 and 7.12, as the same may be otherwise supplemented (including by Pledge Agreement Supplement).

“Pledge Agreement Supplement” means the Pledge Agreement Supplement in the form affixed as an exhibit to the Pledge Agreement.

“Pledged Interests” means (a) 100% of the outstanding Equity Interests of (i) the Borrower, (ii) Mueller Water Products, (iii) Mueller Water Products Co-Issuer, Inc., and (iv)

Mueller Group Co-Issuer, Inc., (b) the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Borrower that at any time are on Schedule I to the Pledge Agreement (or any similar schedule serving the same purpose in the Pledge Agreement); (c) all of the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Borrower that is a Material Subsidiary; and (d) 65% of the Voting Securities (or if the relevant Person shall own less than 65% of such Voting Securities, then 100% of the Voting Securities owned by such Person) and 100% of the nonvoting Subsidiary Securities of each of the existing or hereafter organized or acquired Direct Foreign Subsidiaries of the Borrower  that is a Material Subsidiary; provided, in the case of the foregoing clauses (b), (c) and (d), that the Pledged Interests shall in each case exclude the Voting Securities and Subsidiary Securities of any Unrestricted Subsidiary.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12.

“Pro Rata Revolving Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Revolving Lender at such time and the denominator of which is the amount of the Aggregate Revolving Credit Commitments at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Pro Rata Revolving Share of each Revolving Lender shall be the Pro Rata Revolving Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 11.06.  The initial Pro Rata Revolving Share of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.

“Pro Rata Term Share” means, with respect to each Term Loan Lender, the percentage (carried out to the ninth decimal place) of the principal amount of the Term Loan funded by such Term Loan Lender.  The initial Pro Rata Term Share of each Term Loan Lender is set forth opposite the name of such Term Loan Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

“Put Backstop Commitment Letter” means that certain commitment letter dated as of June 17, 2005 by and among Walter, Banc of America Bridge LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. regarding the commitments for the Put Backstop Facilities.

“Put Backstop Commitment Letter Amendment” means that certain Letter Amendment to the Commitment Letter dated on or before the Closing Date by and among Walter, Banc of America Bridge LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. extending one element of the termination of the commitments under the Put Backstop Commitment Letter for the Put Backstop Facilities to a date that is not earlier than the date that is 60 days after the Closing Date.

“Put Backstop Facilities” means, individually or collectively as the context may indicate, each of (a) a senior subordinated bridge facility of the Borrower entered into, if at all, within 60 days after the Closing Date in an aggregate principal amount of not less than $320,000,000 for the purpose of providing liquidity in the event that more than $25,000,000 of the Subordinated Notes are tendered in response to an offer to repurchase such Subordinated Notes as a result of the consummation of the Merger, and (b) a senior bridge facility of Mueller Water Products entered into, if at all, within 60 days after the Closing Date in an aggregate principal amount of not less than $145,000,000 for the purpose of providing liquidity in the event that more than $25,000,000 of the Mueller Water Products Notes are tendered in response to an offer to repurchase such notes as a result of the consummation of the Merger, in each with terms consistent with Put Backstop Commitment Letter.

“Receivables Co.” means any Restricted Subsidiary of the Borrower whose sole business consists of purchasing Accounts and related assets, or interests therein, pursuant to a Permitted Receivables Transaction, from the Borrower and its Restricted Subsidiaries, selling and granting Liens on such Accounts and related assets, or interests therein, obtaining credit on the basis of sales of or Liens on such Accounts and related assets, or interests therein, and such other activities as are incidental to the foregoing.

“Receivables Facility Outstandings” means obligations of the Borrower and its Restricted Subsidiaries, with respect to any Permitted Receivables Transaction, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations in respect of any Permitted Receivables Transaction shall be (a) if such Permitted Receivables Transaction is or should be an “on-balance-sheet” transaction in accordance with GAAP, the aggregate principal amount of debt required to be reflected on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in respect thereof in accordance with GAAP and (b) if such Permitted Receivables Transaction is or should be an “off-balance-sheet” transaction in accordance with GAAP, the aggregate principal amount of debt that would be required to be reflected on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in respect thereof in accordance with GAAP if such Permitted Receivables Transaction were an “on-balance-sheet” transaction in accordance with GAAP.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

“Related Credit Arrangements” means, collectively, Related Swap Contracts and Related Treasury Management Arrangements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Swap Contract” means all Swap Contracts that are entered into or maintained with a Lender or Affiliate of a Lender that are not prohibited by the express terms of the Loan Documents.

“Related Treasury Management Arrangements” means all arrangements for the delivery of treasury management services to or for the benefit of any Loan Party which are entered into or maintained with a Lender or Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents.

“Replacement Walter Facilities” means the senior, secured credit facilities of Walter pursuant to that certain Credit Agreement dated as of the Closing Date by and among Walter, Bank of America, as administrative agent, Morgan Stanley, as syndication agent, and the lenders from time to time party thereto, which such facilities refinance the Existing Walter Credit Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a conversion or continuation of Segments, a Term Loan Interest Rate Selection Notice, (c) with respect to an L/C - BA Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C - BA Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C – BA Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that any Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Credit Commitments and Outstanding Amount (including risk participations in Letters of Credit and Swing Line Loans) under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Outstanding Amount (including risk participations in Letters of Credit and Swing Line Loans) under the Revolving Credit Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Loan Lenders” means, as of any date of determination, Term Loan Lenders having more than 50% of the Outstanding Amount of the Term Loan; provided that the Outstanding Amount of the Term Loan held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).  For avoidance of doubt, payments pursuant to any shared services agreement described in Section 8.08 shall not be deemed to be Restricted Payments.

“Restricted Subsidiaries” means all Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.02.

“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02, (b) purchase participations in L/C - BA Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the facility described in Sections 2.02, 2.04 and 2.05 providing for Revolving Loans, Swing Line Loans, Letters of Credit and BAs to or for the benefit of  the Borrower by the Revolving Lenders, Swing Line Lender and L/C Issuer, as the case may be, in the maximum aggregate principal amount at any time outstanding of $145,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Revolving Credit Maturity Date” means October 4, 2010.

“Revolving Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding or participations in an outstanding Letter of Credit, Banker’s Acceptance or Swing Line Loan.

“Revolving Loan” means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrower by a Revolving Lender in accordance with its Pro Rata Revolving Share pursuant to Section 2.02, except as otherwise provided herein.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-2.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, with respect to each of the Security Instruments, the Administrative Agent, the Lenders and such other Persons for whose benefit the Lien thereunder is conferred, as therein provided.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement dated as of the date hereof by the Borrower and one or more of the Guarantors to the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit J, as supplemented from time to time by the execution and delivery of Security Joinder Agreements pursuant to Section 7.12.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement (including the Security Joinder Agreements), the Pledge Agreement (including the Pledge Joinder Agreements and the Pledge Agreement Supplements), each Mortgage, each Title Policy and each other Mortgaged Property Support Document and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Restricted Subsidiary or other Person shall grant or convey to the Administrative Agent or the Lenders a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, as any of them may be reinstated from time to time in accordance with the terms hereof and thereof.

“Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by a Guarantor or any other Person to the Administrative Agent pursuant to Section 7.12.

“Segment” means a portion of any Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

“Senior Credit Facility” means, collectively, the Term Loan Facility and the Revolving Credit Facility.

“Senior Subordinated Exchange Notes “ means senior subordinated exchange notes which refinance all or part of the Senior Subordinated Rollover Loans and which have terms consistent with the following: (a) subordination to the Obligations pursuant to terms and conditions substantially similar to those set forth in the Put Backstop Facility of the Borrower or other terms and conditions acceptable to the Administrative Agent, (b) maturity date no earlier than May 1, 2012, (c) no scheduled payments of principal until on or after May 1, 2012, (d) interest rates not in excess of 12.5% per annum; provided, that, in the case of a payment default, the applicable rate for past due amounts may be increased by 2.0% per annum, (e) covenants, terms and conditions terms and conditions substantially similar to those set forth in the Put Backstop Facility of the Borrower or other covenants, terms and conditions acceptable to the Administrative Agent.

“Senior Subordinated Rollover Loans” means senior subordinated rollover loans which refinance all or part of the Put Backstop Facility of the Borrower and which have terms consistent with the following: (a) subordination to the Obligations pursuant to terms and conditions substantially similar to those set forth in the Put Backstop Facility of the Borrower or other terms and conditions acceptable to the Administrative Agent, (b) maturity date no earlier than May 1, 2012, (c) no scheduled payments of principal until on or after May 1, 2012, (d) interest rates not in excess of 12.5% per annum; provided, that, in the case of a payment default, the applicable rate for past due amounts may be increased by 2.0% per annum, (e) covenants, terms and conditions terms and conditions substantially similar to those set forth in the Put Backstop Facility of the Borrower or other covenants, terms and conditions acceptable to the Administrative Agent.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)           the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent obligations; and

(b)           it is then able and expects to be able to pay its debts as they mature; and

(c)            it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“SPC” has the meaning specified in Section 11.06(h).

“Specified Credit Agreement Representations” means the representations and warranties set forth in Sections 6.01, 6.02, 6.03, 6.04, 6.06, 6.07, 6.14 and 6.15 of this Agreement.

“Specified Items” means the following expenses incurred in any fiscal quarter of the Borrower ending on or before June 30, 2005:  (a) up to $1,500,000 associated with facility or product line closures, consolidation or rationalization; (b) up to $2,700,000 associated with acquisitions and dispositions; (c) up to $100,000 associated with purchase accounting inventory write up; (d) up to $1,400,000 associated with recapitalization expenses; (e) up to $1,500,000 associated with management fees; (f) up to $1,900,000 associated with Sarbanes-Oxley compliance; and (g) up to $3,100,000 associated with accounting investigation inquiry expenses.

“Specified Merger Document Representations” means the representations and warranties made by Mueller Water Products and DLJ Merchant Banking II, Inc. to Walter, JW MergerCo, Inc., or any Subsidiary of Walter in the Merger Documents, in each case without giving effect to any consent or waiver by any party to the Merger Agreement to any exception thereto or deviation therefrom but only to the extent that Walter, JW MergerCo, Inc., or any Subsidiary of Walter party thereto has the right to terminate their obligations under the Merger Agreement as a result of a breach of such representations or warranties.

“Specified Transaction” means any of (a) a dividend or distribution by Walter to its shareholders of all or any portion of the Equity Interests of New Holdco owned by Walter, (b) an initial public offering of Equity Interests of New Holdco, or (c) the Disposition by Walter of any of its Equity Interests of New Holdco.

“Subordinated New Holdco Note” means that certain 9% Subordinated Note due 2013 by New Holdco in favor of the Borrower representing a subordinated loan from the Borrower to New Holdco in an initial principal amount of $20,000,000, and including a subordinated guarantee by Walter of the obligations of New Holdco thereunder.

“Subordinated New Holdco Loan” means the loan evidenced by the Subordinated New Holdco Note.

“Subordinated Notes” means the 10% senior subordinated notes due 2012 issued by the Borrower and Mueller Group Co-Issuer, Inc. in an aggregate principal amount of $315,000,000, as in effect on the Closing Date and, thereafter, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 8.11 and any registered exchange notes issued in exchange therefor.

“Subordinated Note Indenture” means the Indenture, dated as of April 23, 2004 , among the Borrower, Mueller Group Co-Issuer, Inc., the guarantors signatory thereto, and Law Debenture Trust Company of New York, as trustee, as in effect on the Closing Date and, thereafter, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 8.11.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower and shall include, without limitation, the Unrestricted Subsidiaries.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that has executed and delivered the Guaranty or a Guaranty Joinder Agreement.

“Subsidiary Securities” means the Equity Interests issued by or in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Syndication Agent” means Morgan Stanley in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Sharing Agreement” means that certain Tax Sharing Agreement dated as of the Closing Date by and between New Holdco and Walter relating to Walter’s payment of taxes imposed on New Holdco and its Subsidiaries and their properties, income or assets.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the loans made pursuant to the Term Loan Facility in accordance with Section 2.01.

“Term Loan Facility” means the facility described in Section 2.01 providing for an advance of the Term Loan to the Borrower by the Term Loan Lenders in the original principal amount of $1,050,000,000.

“Term Loan Interest Rate Selection Notice” means the written notice delivered by a Responsible Officer of the Borrower in connection with the election of a subsequent Interest Period for any Eurodollar Rate Segment or the conversion of any Eurodollar Rate Segment into a Base Rate Segment or the conversion of any Base Rate Segment into a Eurodollar Rate Segment, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Term Loan Lender” means each Lender that has a portion of the Term Loan outstanding under the Term Loan Facility.

“Term Loan Maturity Date” means the earliest of (a) October 3, 2012, (b) November 1, 2011, unless the Subordinated Notes are paid in full prior to such date with the proceeds of Permitted Subordinated Debt in accordance with Section 8.03(o), or (c) such earlier date upon which the Outstanding Amounts under the Term Loan Facility, including all accrued and unpaid interest, are paid in full in accordance with the terms hereof.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit C-1.

“Title Policy” means an ALTA mortgagee title policy insuring the first lien priority of a Mortgage reflecting only such Liens as are permitted under Section 8.01(a), (c), (d), (g) or (j) or which are otherwise acceptable to the Administrative Agent, together with all endorsements reasonably requested by the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C - BA Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C - BA Obligations.

“Transactions” means, individually or collectively as the context may indicate, (a) the creation of New Holdco and the transfer of the Equity Interests of US Pipe and of JW Merger Co, Inc. thereto, (b) the Merger, (c) the US Pipe Contribution, (d) the distribution by the Borrower, Mueller Water Products, and the receipt by New Holdco, of the Dividend Distribution, (e) the entering into by New Holdco and Walter (as guarantor) of, and the receipt by New Holdco of the proceeds of the Subordinated New Holdco Note, (f) the entering by the Borrower of this Agreement and the funding of the Term Loan Facility and Revolving Credit Facility, and the related repayment and retirement of the Existing Credit Agreement and Existing Second Lien Notes, (g) the entering into and funding of the Replacement Walter Facilities and the related repayment and retirement of the Existing Walter Credit Agreement, (h) the consummation of each of the Entity Conversions and (i) the entering into of the Put Backstop Commitment Letter Amendment.

“Type” means with respect to (a) a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan, and (b) a Segment, its character as a Base Rate Segment or a Eurodollar Rate Segment.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Unfunded Pension Liability” means (a) the excess of a Pension Plan’s (other than a Foreign Pension Plan’s) benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s (other than a Foreign Pension Plan’s) assets, determined in accordance with the assumptions used for funding the Pension Plan (other than a Foreign Pension Plan) pursuant to section 412 of the Code for the applicable plan year, and (b) with respect to each Foreign Pension Plan required to be funded under Foreign Benefit Law, the amount (if any) by which the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan exceeds the current value of the assets of such Foreign Pension Plan’s assets allocable to such benefits, all as determined in accordance with the applicable Foreign Benefit Law for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unrestricted Subsidiaries” means the entities identified on Schedule 1.01(b) hereto.

“US Pipe” means United States Pipe and Foundry Company LLC, an Alabama limited liability company, successor to United States Pipe and Foundry Company, Inc., an Alabama corporation, as a result of the Entity Conversion.

“US Pipe Contribution” means the contribution by Walter of 100% of the Equity Interests of US Pipe to New Holdco for further contribution to Mueller Water Products and for further contribution to the Borrower, such that after giving effect to all such contributions, US Pipe is a wholly-owned direct Subsidiary of the Borrower.

“Voting Securities” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Walter” means Walter Industries, Inc., a Delaware corporation.

“Walter Credit Agreement” means that certain Credit Agreement dated as of even date herewith among Bank of America, as Administrative Agent, Walter and the Lenders from time to time party thereto.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) other than the Merger Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, it is agreed and acknowledged that (i) prior to December 31, 2005, the Borrower and its Subsidiaries shall change their fiscal years to end on December 31 of each year, and (ii) for the purposes of Section 8.12(d), all other covenants measured based on a fiscal year, and all reporting requirements that pertain to, or require the delivery of information after the end of, a fiscal year, the term fiscal year shall be deemed to refer to the twelve calendar month period ending December 31 of the applicable year, whether or not such fiscal year change is yet effective; provided, that, with respect to the twelve calendar month period ending December 31, 2005, the audited financial statements and reports, certifications and opinions of the Auditor described in Section 7.01(a) shall be required only to the extent such reports are required to be prepared and filed under applicable Securities Laws and in the event such audited financial statements and reports, certifications and opinions are not required to be prepared and filed with the SEC, the requirements of Section 7.01(b) shall apply.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           All defined terms used in the calculation of the financial covenants set forth in Section 8.12 hereof (including Consolidated Capital Expenditures, in the case of any Disposition, but excluding Consolidated Capital Expenditures, in the case of any Acquisition other than the Acquisition of US Pipe) shall be calculated on an historical pro forma basis giving effect (by inclusion or exclusion, as applicable), during any period of measurement that includes the Merger, the US Pipe Contribution, any Acquisition permitted by Section 8.13 or any Disposition permitted by Section 8.05(e), to the actual historical results of the Person so acquired or disposed and which amounts shall include only adjustments as are permitted under Regulation S-X of the

SEC or are otherwise reasonably satisfactory to the Administrative Agent.  In addition, in determining Excess Cash Flow for the period ending December 31, 2006, Excess Cash Flow and the defined terms used therein shall be calculated on an historical pro forma basis giving effect to the US Pipe Contribution.

(d)           For the avoidance of doubt, the term “the Borrower and its Restricted Subsidiaries” as used in the defined terms used in the calculation of the financial covenants set forth in Section 8.12 hereof shall not include any consolidation of the assets, liabilities or results of operations of the Unrestricted Subsidiaries in the assets, liabilities or results of the Borrower or any Restricted Subsidiary.

(e)           Consolidation of Variable Interest Entities.  Except as expressly provided otherwise herein, all references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities:  an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Term Loan.

(a)           Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make an advance of its Pro Rata Term Share of the Term Loan to the Borrower on the Closing Date, and from the Closing Date to the Term Loan Maturity Date, convert and continue Segments from time to time in accordance with the terms hereof.  The principal amount of each Segment of the Term Loan outstanding hereunder from time to time shall bear interest and the Term Loan shall be repayable as herein provided.  No amount of the

Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent advance under the Term Loan Facility shall be allowed after the initial such advance of the Term Loan on the Closing Date.  Segments of the Term Loan may be Base Rate Segments or Eurodollar Rate Segments at the Borrower’s election, as provided herein.

(b)           Not later than 1:00 P.M. New York time, on the Closing Date, each Term Loan Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Pro Rata Term Share of the Term Loan available by wire transfer to the Administrative Agent.  Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent’s Office and shall be in the form of same day funds in Dollars.  The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction of all applicable conditions in Sections 5.01 and 5.02, be made available to the Borrower by delivery of the proceeds thereof as shall be directed by the Responsible Officer of the Borrower and reasonably acceptable to the Administrative Agent.  The initial Borrowing of the Term Loan may be a Eurodollar Rate Segment, a Base Rate Segment, or both; provided that if the Borrower desires that any portion of the initial Borrowing of the Term Loan is advanced as a Eurodollar Rate Segment, the Administrative Agent shall make such Borrowing as a Eurodollar Rate Segment only if, not later than three Business Days prior to the date that is then anticipated to be the Closing Date, the Administrative Agent has received from the Borrower a Term Loan Interest Rate Selection Notice with respect thereto, together with the Borrower’s written acknowledgement in form and substance satisfactory to the Administrative Agent that the provisions of Section 4.05 hereof shall apply to any failure by the Borrower to borrow on the date set forth in such Term Loan Interest Rate Selection notice any or all of the amounts specified in such Term Loan Interest Rate Selection Notice.

2.02        Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make, convert and continue Revolving Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.02, prepay under Section 2.06, and reborrow under this Section 2.02.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.03        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Revolving Borrowing, each conversion of Revolving Loans or Segments of the Term Loan from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice (as to Revolving Borrowings) or Term Loan Interest Rate Selection Notice, appropriately completed and signed by a Responsible Officer of the Borrower (unless such Revolving Loan Notice is being delivered by a Swing Line Lender pursuant to Section 2.05(c) or by the Administrative Agent on behalf of the L/C Issuer pursuant to Section 2.04(c)(i)); provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Revolving Loan Notice and Term Loan Interest Rate Selection Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing (applicable to Revolving Loan Notices only), a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  Each written Revolving Loan Notice shall be substantially in the form of Exhibit A-1 attached hereto, and each written Term Loan Interest Rate Selection Notice shall be substantially in the form of Exhibit A-2 attached hereto.  If the Borrower fails to specify a Type of Revolving Loans in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of Loans, then the applicable Loans shall, subject to the last sentence of this Section 2.03(a), be made as, or continued as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice or Term Loan Interest Rate Selection Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Revolving Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Revolving Borrowing, each applicable Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C - BA Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C - BA Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders or the Required Term Loan Lenders, as applicable.

(d)           The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not at any time be more than (a) ten Interest Periods in effect with respect to the Term Loan and (b) ten Interest Periods in effect with respect to the Revolving Credit Facility.

2.04        Letters of Credit and Bankers’ Acceptances.

(a)           The Letter of Credit – BA Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the earlier to occur of the Letter of Credit - BA Expiration Date or the termination of the Availability Period, to issue Letters of Credit for the account of the Borrower or the Borrower and a Restricted Subsidiary, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, (2) to honor drafts under the Letters of Credit; and (3) with respect to Acceptance Credits, to create Bankers’ Acceptances in accordance with the terms thereof and hereof, and (B) the Revolving Lenders severally agree to participate in Letters of Credit and Bankers’ Acceptances issued for the account of the Borrower or the Borrower and a Restricted Subsidiary and any drawings thereunder; provided that the L/C Issuer shall not be obligated to make any L/C – BA Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit if (A) as of the date of such L/C - BA Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans would exceed such Revolving Lender’s Revolving Credit Commitment, or (z) the Outstanding Amount of the L/C - BA Obligations would exceed the Letter of Credit - BA Sublimit, or (B) as to Acceptance Credits, the Bankers’ Acceptance created or to be created thereunder shall not be an eligible bankers’ acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. § 372).  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C – BA Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur (i) as to standby Letters of Credit, more than twenty-four months after the date of issuance or last renewal, and (ii) as to commercial Letters of Credit, later than the earlier of (1) 270 days after the date of issuance thereof and (2) 60 days before the Letter of Credit - BA Expiration Date, unless in each case the Required Revolving Lenders have approved such expiry date;

(B)           the maturity date of any Bankers’ Acceptance issued under any such requested Acceptance Credit would occur earlier than 30 or later than 120 days from date of issuance and in any event later than 60 days before the Letter of Credit - BA Expiration Date, unless the Required Revolving Lenders have approved such expiry date;

(C)           the expiry date of such requested Letter of Credit, or the maturity date of any Bankers’ Acceptance issued under such requested Letter of Credit, would occur after the Letter of Credit - BA Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit or any related Bankers’ Acceptance, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit or related bankers’ acceptances generally or such Letter of Credit or any related Bankers’ Acceptance in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit or related Bankers’ Acceptance any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit or any related Bankers’ Acceptance would violate one or more policies of the L/C Issuer, or the creation of any related Bankers’ Acceptance would cause the L/C Issuer to exceed the maximum amount of outstanding bankers’ acceptances permitted by applicable Law;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit or related Bankers’ Acceptance is to be denominated in a currency other than Dollars or is in an initial amount less than $10,000; provided, that the Administrative Agent and L/C Issuer agree that up to 10 Letters of Credit may be issued and outstanding hereunder in amounts less than $10,000; or

(D)          a default of any Revolving Lender’s obligations to fund under Section 2.04(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit or Bankers’ Acceptance if the L/C Issuer would not be permitted at such time to issue such Letter of Credit or Bankers’ Acceptance in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit or Bankers’ Acceptance if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit or Bankers’ Acceptance in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit or Bankers’ Acceptance does not accept the proposed amendment to such Letter of Credit or Bankers’ Acceptance .

(vi)          The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit or Bankers’ Acceptance issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit and Bankers’ Acceptances issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit and Bankers’ Acceptances as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower and, if applicable, of the applicable Restricted Subsidiary.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the Borrower and the applicable Restricted Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Letter of Credit.  Immediately upon the creation of each Bankers’ Acceptance, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Bankers’ Acceptance in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Bankers’ Acceptance.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit other than a commercial Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit - BA Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or, with respect to any Acceptance Credit, presentation of documents under such Letter of Credit, or any presentation for payment of a Bankers’ Acceptance, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit or Bankers’ Acceptance (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or Bankers’ Acceptance, as applicable.  If the Borrower fails so to reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing or payment (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Revolving Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Revolving Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Revolving Share of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C – BA Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C – BA Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C – BA Borrowing and shall constitute an L/C - BA Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)          Until each Revolving Lender funds its Revolving Loan or L/C - BA Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit or payments made on any Bankers’ Acceptance, interest in respect of such Revolving Lender’s Pro Rata Revolving Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Revolving Loans or L/C - BA Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit and payments made on Bankers’ Acceptances, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Revolving Loan Notice).  No such making of an L/C - BA Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit or Bankers’ Acceptance, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit or Bankers’ Acceptance and has received from any Revolving Lender such Revolving Lender’s L/C - BA Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Revolving Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C - BA Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and each payment under any Bankers’ Acceptance, and to repay each L/C – BA Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit or Bankers’ Acceptance, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or Bankers’ Acceptance or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document or endorsement  presented under or in connection with such Letter of Credit or Bankers’ Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or obtain payment under any Bankers’ Acceptance ;

(iv)          any payment by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto, and each Bankers’ Acceptance,  that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit or making any payment under a Bankers’ Acceptance, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Revolving Lenders, the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Bankers’ Acceptance or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit or Bankers’ Acceptance; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or to honor any Bankers’ Acceptance presented for payment in strict compliance with its terms and conditions.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or Bankers’ Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit or made any payment under any Bankers’ Acceptance and such drawing has resulted in an L/C – BA Borrowing, or (ii) if, as of the Letter of Credit - BA Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, any Bankers’ Acceptance for any reason remains outstanding, or any L/C – BA Obligation for any reason remains outstanding, then in each such case the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C - BA Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C - BA Borrowing or the Letter of Credit - BA Expiration Date, as the case may be).  Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C - BA Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit – BA Fees.  Subject to the provisions of the last sentence of this subsection (i), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share (i) a Letter of Credit – BA Fee for each commercial Letter of Credit and each Bankers’ Acceptance equal to 50% of the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) or the maximum stated amount of such Bankers’ Acceptance, as the case may be, and (ii) a Letter of Credit – BA Fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Such Letter of Credit – BA Fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit – BA Fees accrued through the last day of each fiscal quarter of the Borrower and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance (as the case may be), on the Letter of Credit - BA Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit and Bankers’ Acceptance shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.09(b), the Letter of Credit – BA Fees payable under this subsection (i) shall accrue and be payable at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit and each Bankers’ Acceptance issued by the L/C Issuer in the amount of 0.125% times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) or the maximum stated amount of such Bankers’ Acceptance, as the case may be.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fee shall accrue through the last day of each fiscal quarter of the Borrower and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance, as applicable, on the Letter of Credit - BA Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit and bankers’ acceptances issued by it as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit or Bankers’ Acceptance issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit and/or Bankers’ Acceptances for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.05        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Revolving Share of the Outstanding Amount of Revolving Loans and L/C - BA Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05.  Each Swing Line Loan shall be a Base Rate Revolving Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the

Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Lender’s Pro Rata Revolving Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Pro Rata Revolving Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Revolving Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line

Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Revolving Share of any Swing Line Loan, interest in respect of such Pro Rata Revolving Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06        Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under the Revolving Credit Facility or the Term Loan Facility in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans under any such credit facility shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans under any such credit facility shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the credit facility to which the prepayment is to be applied, and the Type(s) of Loans to be prepaid.  Prepayments of the Term Loan shall be applied pro rata to remaining installments of the scheduled amortization of the Term Loan Facility.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.05.  Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their Pro Rata Revolving Shares and Pro Rata Term Shares, as applicable.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C - BA Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C - BA Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Credit Commitments then in effect.

(d)           In addition to any required payments of principal of the Term Loan and any optional payments of principal of the Term Loan and the Revolving Loans effected under subsection (a) above, the Borrower shall make the following required prepayments, each such payment to be made to the Administrative Agent for the benefit of the applicable Lenders within the time period specified below:

(i)            No later than 30 calendar days following the receipt of any Net Cash Proceeds from any Disposition permitted by Section 8.05(e), the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Cash Proceeds and, to the extent the amount of such Net Cash Proceeds with respect to any single transaction or series of related transactions, exceeds $2,000,000, the Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment of the Outstanding Amount of the Term Loan in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided that no mandatory prepayment on account of such Net Cash Proceeds shall be required under this clause (i) if the Borrower informs the Administrative Agent no later than 30 days following the receipt of such Net Cash Proceeds of its or its Restricted Subsidiary’s good faith      intention to apply such Net Cash Proceeds to the acquisition of other assets or property consistent with the Core Business (including by way of merger or investment) within 365 days following the receipt of such Net Cash Proceeds, with the amount of such Net Cash     Proceeds unused after such 365 day period being required to applied to such prepayment on 366th day after such Net Cash Proceeds are received.

(ii)           At any time after the aggregate Net Cash Proceeds from all private and public issuances of Indebtedness of the Borrower or any Restricted Subsidiary after the Closing Date (other than Indebtedness permitted under Section 8.03) has reached $2,000,000, the Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment of the Outstanding Amount of the Term Loan in an amount equal to one hundred percent (100%) of any further Net Cash Proceeds (including any portion of the Net Cash Proceeds thereof that causes the aggregate Net Cash Proceeds to exceed the $2,000,000 threshold) of each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary other than Indebtedness permitted under Section 8.03.  Each prepayment required to be made pursuant to this Section 2.06(d)(ii) shall be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance; provided that despite the application of this Section 2.06(d)(ii) to any issuance of Indebtedness that is not otherwise permitted under this

Agreement, nothing in this Section 2.06(d)(ii) shall be deemed to permit any Indebtedness not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of the incurrence of Indebtedness that is not permitted under this Agreement.

(iii)          The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment of the Outstanding Amount of the Term Loan in an amount equal to 50% of the Net Cash Proceeds of each private or public issuance of Equity Interests of the Borrower or any Restricted Subsidiary; provided that such      prepayment shall only be required to the extent the amount of Consolidated Senior Secured Indebtedness, as reduced by giving effect to such prepayment, would result in a  Consolidated Senior Secured Leverage Ratio of greater than or equal to 1.50 to 1.00 on a pro forma basis as of the date of such prepayment.  Each such prepayment will be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the pro forma Consolidated Senior Secured Leverage Ratio and the Net Cash Proceeds of such issuance.  Notwithstanding the application of this Section 2.06(d)(iii) to any issuance of Equity Interests that is not otherwise permitted under this Agreement, nothing in this Section 2.06(d)(iii) shall be deemed to permit any issuance of Equity Interests of the Borrower or any Restricted Subsidiary not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of the issuance of any such Equity Interest that is not permitted under this Agreement.

(iv)          Within ten Business Days after financial statements have been delivered pursuant to Section 7.01(a) and the related Compliance Certificate has been delivered pursuant to Section 7.02(b), the Borrower shall make a prepayment of the Outstanding Amount of the Term Loan in an amount equal to 50% of Excess Cash Flow for the fiscal year covered by such financial statements; provided that (x) for the fiscal year of the Borrower ending December 31, 2006, the prepayment required by this Section 2.06(d)(iv) the calculation of “Excess Cash Flow” shall also include the period from the Closing Date through the beginning of such fiscal year, and (y) such prepayment shall only be required to the extent the amount of Consolidated Senior Secured Indebtedness, as reduced by giving effect to such prepayment, would result in a Consolidated Senior Secured Leverage Ratio of greater than or equal to 1.50 to 1.00 on a pro forma basis as of the date of such prepayment.

Each prepayment of the Term Loan required under this Section 2.06(d) shall be applied pro rata to remaining installments of the scheduled amortization of the Term Loan Facility (including the scheduled payment of all remaining Outstanding Amounts of the Term Loan on the Term Loan Maturity Date).

(e)           Any prepayment of a Eurodollar Rate Loan under this Section 2.06 shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05.  Each prepayment under this Section 2.06 shall be applied to the Loans of the applicable Lenders in accordance with their Pro Rata Term Shares or Pro Rata Revolving Shares, as applicable.

2.07        Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, or the entire remaining Aggregate Revolving Credit Commitments, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit - BA Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments.  Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Pro Rata Revolving Share.  All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.08        Repayment of Loans.

(a)           The Borrower shall repay to the Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Credit Maturity Date.

(c)           The Borrower shall repay the principal amount of the Term Loan in twenty-seven (27) consecutive quarterly installments equal to $2,625,000 on the last Business Day of each March, June, September and December, commencing on December 31, 2005, and in a final installment equal to the aggregate Outstanding Amount of the Term Loan on the Term Loan Maturity Date, in each case subject to adjustments for prepayments made pursuant to Section 2.06.

2.09        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists, the Borrower shall pay interest, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, on the principal amount of all (a) outstanding Obligations under the Revolving Credit Facility upon the affirmative vote of the Required Revolving Lenders, (b) outstanding Obligations under the Term Loan Facility upon the affirmative vote of the Required Term Loan Lenders and (c) other Obligations hereunder upon the affirmative vote of the Required Lenders.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C - BA Obligations.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and the amount accrued through the end of each fiscal quarter of the Borrower shall be due and payable in arrears on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  The Borrower shall pay to the Arrangers, the Administrative Agent and each of the Lenders, for their own respective accounts, such fees as shall have been separately agreed upon in writing (including in the Joint Fee Letter and in the Agency Fee Letter, as applicable) in the amounts and at the times so specified, including an annual administrative fee payable to the Administrative Agent.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.12(b), and by each Lender in its account or accounts pursuant to Section 2.12(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or any Lender to make an entry, or any finding that any entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations.

2.13        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to such Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans; provided that the Administrative Agent agrees that it shall first make a request (which request may be telephonic) for payment from such applicable Lender before making a request with respect thereto to the Borrower.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan or Pro Rata Term Share of the Term Loan, as applicable, included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans, to fund their respective Pro Rata Term Shares of the Term Loan, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Revolving Loan, to fund its Pro Rata Term Share of the Term Loan B, to fund any participation in Letters of Credit and Swing Line Loans or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to fund its Pro Rata Term Share of the Term Loan, to purchase its participations in Letters of Credit and Swing Line Loans or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans or the portion of the Term Loan made by it, or the participations in L/C – BA Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its ratable share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Revolving Loans and/or portion of the Term Loan made by it and/or subparticipations in the participations in L/C – BA Obligations or Swing Line Loans of the other Lenders, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, portion of the Term Loan and/or other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, portion of the Term Loan or subparticipations in L/C – BA Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III.
SECURITY

3.01        Security.  As security for the full and timely payment and performance of all Obligations, the Borrower shall, and shall cause all other Loan Parties to, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Administrative Agent and its counsel to grant to the Administrative Agent for the benefit of the Secured Parties a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer, except as expressly permitted hereunder.  Without limiting the foregoing, on the Closing Date the Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, (a) if such party has rights in any Pledged Interests (i) the Pledge Agreement which shall pledge all of the Pledged Interests held by such party to the Administrative Agent for the benefit of the

Secured Parties, and (ii) if such Pledged Interests are in the form of certificated securities, such certificated securities, together with undated stock powers or other appropriate transfer documents indorsed in blank pertaining thereto, (b) the Security Agreement, which shall pledge to the Administrative Agent for the benefit of the Secured Parties certain personal property of the Borrower and the Guarantors more particularly described therein, (c) if such party has a fee interest in any of the real property set forth on Schedule 3.01, a Mortgage with respect thereto and such Mortgaged Property Support Documents as the Administrative Agent may request, and (d) Uniform Commercial Code financing statements in form, substance and number as requested by the Administrative Agent, reflecting the Lien in favor of the Secured Parties on the Pledged Interests and all other Collateral, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Administrative Agent may request to effect the transactions contemplated by this Article III.  The Borrower shall also, and shall cause each Guarantor, to pledge to the Administrative Agent for the benefit of the Secured Parties (and as appropriate to reaffirm its prior pledge of) all of the Pledged Interests acquired or created after the Closing Date and held by such party, or otherwise acquired by such party and not theretofore pledged to the Administrative Agent for the benefit of the Secured Parties, and to deliver to the Administrative Agent all of the documents and instruments in connection therewith as are required pursuant to the terms of Section 7.12 and of the Security Instruments.

3.02        Further Assurances.

(a)           At the request of the Administrative Agent, the Borrower will or will cause all other Loan Parties, as the case may be, from time to time to execute, by its duly authorized officers, alone or with the Administrative Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Administrative Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrower or other Loan Party after the Closing Date.

(b)           Without limiting the generality of the foregoing subsection (a), in the event that the Borrower or any Loan Party (or any Domestic Subsidiary that is required to be a Loan Party pursuant to the terms of this Agreement) shall acquire (including as a result of the creation or acquisition of a Restricted Subsidiary or an existing Subsidiary becoming a Restricted Subsidiary, in each case in accordance with the terms of this Agreement) any fee interest in real property having a fair market value as determined in good faith by the Administrative Agent or the Borrower in excess of $10,000,000 in the aggregate, the Borrower or the applicable Domestic Subsidiary shall, promptly after such acquisition, execute and deliver to the Administrative Agent a Mortgage in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Lenders, and provide the Administrative Agent with evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid, perfected, first priority Lien, subject to Liens permitted by Section 8.01(a), (c), (d), (g), (h), (i) or (j), against the properties purported to be covered thereby, including evidence of the payment of any filing or recordation fees or taxes, and deliver to the Administrative Agent such Mortgaged Property Support Documents as the Administrative Agent may request with respect to the property purported to be covered by such Mortgage.

(c)           Without limiting the generality of the foregoing subsection (a), prior to entering into any new lease of real property or renewing any existing lease of real property following the Closing Date, the Borrower shall, and shall cause each of its Domestic Subsidiaries that are or are required to be Loan Parties to, use its (and their) best efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) to deliver to the Administrative Agent a waiver, in form and substance reasonably satisfactory to the Administrative Agent, executed by the lessor of any real property that is to be leased by the Borrower or such Domestic Subsidiary for a term in excess of one year in any state which by statute grants such lessor a “landlord’s” (or similar) Lien which is superior to the Administrative Agent’s, to the extent the value of any personal property of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries held or to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $12,000,000.

(d)           The Administrative Agent is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable law without the signature of the Borrower or any Loan Party appearing thereon, all Uniform Commercial Code financing statements reflecting the Borrower or any other Loan Party as “debtor” and the Administrative Agent as “secured party”, and continuations thereof and amendments thereto, as the Administrative Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

3.03        Information Regarding Collateral.  The Borrower represents, warrants and covenants that (a) the chief executive office of the Borrower and each other Person providing Collateral pursuant to a Security Instrument (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 3.03, and (b) Schedule 3.03 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United States of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor or contributed or transferred to a Grantor any property constituting Collateral at any time since January 1, 2000 (excluding Persons making sales in the ordinary course of their businesses to a Grantor of property constituting inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Grantor at any time since January 1, 2000, (iii) each location within the United States in which material goods constituting Collateral are or have been located since April 17, 2003 (together with the name of each owner of the property located at such address if not the applicable Grantor, and a summary description of the relationship between the applicable Grantor and such Person), and (iv) each trade name, trademark or other trade style used by any Grantor since April 17, 2003 and the purposes for which it was used.  The Borrower shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (b)(iii) of the immediately preceding sentence, or use or permit any other Grantor to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days’ prior written notice to the Agent and taking or causing to be taken all such action at Borrower’s or such other Grantor’s expense as may be reasonably requested by the Administrative Agent to perfect or maintain the perfection of the Lien of the Administrative Agent in Collateral.

ARTICLE IV.
TAXES, YIELD PROTECTION AND ILLEGALITY

4.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the

Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

4.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

4.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

4.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 4.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Bankers’ Acceptance, any

participation in a Letter of Credit or a Bankers’ Acceptance, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit or Bankers’ Acceptance (or of maintaining its obligation to participate in or to issue any Letter of Credit or Bankers’ Acceptance), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Bankers’ Acceptances held by, such Lender, or the Letters of Credit or Bankers’ Acceptances issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

4.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the  Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

4.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 4.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, the Borrower may replace such Lender in accordance with Section 11.13.

4.07        Survival.  All of the Borrower’s obligations under this Article IV shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE V.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement, each of the Security Instruments, the Guaranty and the Parent Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)           Revolving Loan Notes executed by the Borrower in favor of each Revolving Lender requesting such a Note;

(iii)          Term Loan Notes executed by the Borrower in favor of each Term Loan Lender requesting such a Note;

(iv)          such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction requested by the Administrative Agent, including certified copies of each Loan Party’s Organization Documents, shareholders’ agreements, certificates of good standing and/or qualification to engage in business;

(vi)          a favorable opinion of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, and appropriate local counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vii)         certificates of Responsible Officers of New Holdco, the Borrower or the applicable Loan Parties either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;

(viii)        a certificate signed by a Responsible Officer of the Borrower certifying:

(A)          that the conditions specified in Sections 5.02(a) and (b) have been satisfied;

(B)           as to the matters described in Section 5.01(d);

(C)           that none of the Merger Documents (including any condition to the consummation of the Merger) has been altered, amended, waived or otherwise changed or supplemented since their execution on June 17, 2005, in any respect materially adverse to the Lenders, except to the extent agreed to by prior written consent of the Arrangers, which consent shall not be unreasonably withheld; and

(D)          that the Merger has been consummated prior to, or is being consummated substantially simultaneously with, the Closing Date, in accordance with the terms of the Merger Documents (only as amended, altered, waived or otherwise changed in compliance with subpart (C) above);

(ix)           evidence satisfactory to the Arrangers of the consummation, prior to or substantially simultaneously with the occurrence of the Closing Date, of each of the following, in each case in compliance with all applicable laws and regulations, with the receipt of all necessary material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals:  (A) the creation of New Holdco and the transfer of the Equity Interests of US Pipe and of JW MergerCo, Inc. thereto, such that after giving effect thereto (but prior to giving effect to the Merger and to the US Pipe Contribution) New Holdco is a direct subsidiary of Walter and JW MergerCo, Inc. and US Pipe are direct Subsidiaries of New Holdco, (B) the Entity Conversions, including the filing of any certificates of conversion required or requested by the Administrative Agent, (C) the US Pipe Contribution in accordance with the terms of, and such that after giving effect thereto US Pipe is a “Restricted Subsidiary” under, the Indentures for both the Mueller Water Products and the Subordinated Notes, and otherwise on terms and conditions reasonably satisfactory to the Arrangers, (D) the receipt by Walter of (I) not less than $400,000,000 of net proceeds from the Dividend Distribution, and (II) not less than $20,000,000 of net proceeds from the Subordinated New Holdco Loan, and the application of all such proceeds as consideration for the Merger, (E) the refinancing (in an amount sufficient, inter alia, to support the tender, defeasance or satisfaction and discharge of the Existing Second Lien Notes), termination and payment in full of all obligations outstanding under the Existing Walter Credit Agreement with the Replacement Walter Facilities, and (F) the execution and effectiveness Put Backstop Commitment Letter Amendment;

(x)            a certificate signed by the Chief Financial Officers of Mueller Water Products and the Borrower certifying that, after giving effect to the entering into of the Loan Documents, the termination of the Existing Credit Agreement, and the consummation of all of the Transactions, both Mueller Water Products and its Subsidiaries and the Borrower and its Subsidiaries, measured on a consolidated basis, are Solvent;

(xi)           evidence satisfactory to the Arrangers that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(xii)          evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xiii)         an initial Revolving Loan Notice, if any;

(xiv)        an initial Term Loan Interest Rate Selection Notice, if any;

(xv)         delivery of Uniform Commercial Code financing statements suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Administrative Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of the Administrative Agent under such Security Instruments as a first priority Lien in and to such other Collateral as the Administrative Agent may require, including without limitation the delivery by the Borrower of all certificates evidencing Pledged Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;

(xvi)        with respect to those parcels of real property set forth on Schedule 3.01, a Mortgage and such Mortgaged Property Support Documents as the Administrative Agent may request;

(xvii)       Uniform Commercial Code search results showing only those Liens as are acceptable to the Lenders;

(xviii)      such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders may reasonably require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)           The Administrative Agent shall be satisfied that after giving effect to the initial Credit Extension hereunder, the remaining amount available to be drawn under the Revolving Credit Facility shall not be less than $72,500,000.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) or make the initial Credit Extension hereunder is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article VI (subject, in the case of the representations and warranties made on the

Closing Date, to the limitation set forth in the last sentence of this Section 5.02(a)) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02(a), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.  Notwithstanding anything to this Agreement to the contrary, the representations and warranties made in Article VI on the Closing Date pertaining to the activities or status of Mueller Water Products, the Borrower, their respective Subsidiaries (other than U.S. Pipe and any Subsidiaries thereof) or their respective businesses (other than the businesses of U.S. Pipe and its Subsidiaries) prior to the consummation of the Merger shall be deemed to be limited to the Specified Credit Agreement Representations and the Specified Merger Document Representations.

(b)           No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           No limitation exists on any Borrowing or Credit Extension contained in Article II.

Each Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, subject to the limitation set forth in Section 5.02(a), that:

6.01        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all

Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person or of any Person whose Equity Interests are being pledged; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person or any Person whose Equity Interests are being pledged is a party (other than, in the case of the consummation of the Merger, breaches of Contractual Obligations that are not, individually or in the aggregate, material) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions (other than, in the case of the consummation of the Merger, approvals, consents, exemptions, authorizations or other actions that have been obtained or taken or where the failure to do so is not, individually or in the aggregate, material).

6.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated as of June 30, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the later of (i) June 30, 2005 and (ii) the date of the most recent audited financial statements delivered pursuant to Section 7.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The Borrower and its Subsidiaries, on a consolidated basis, have no material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, except to the extent (i) set forth in the most recent of (A) the Audited Financial Statements and (B) the financial statements most recently delivered pursuant to Section 7.01(a) or (b), (ii) set forth on Schedule 8.03, or (iii) incurred since the date referred to in subsection (i) hereof in accordance with the terms of this Agreement and the other Loan Documents.

6.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06 which could reasonably be expected to have a Material Adverse Effect.

6.07        No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08        Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09        Environmental Compliance.  The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as set forth on Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, none of which insurance shall be provided by any Subsidiary or any other Affiliate of the Borrower.

6.11        Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  Except as specifically described on Schedule 6.11 hereto, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement other than the Tax Sharing Agreement.

6.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, including Foreign Benefit Laws.  Each Plan that is intended to qualify under section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or an application for such letter will be filed within twelve months of the first Plan year for a newly adopted Plan and, to the best knowledge of the Borrower, nothing has occurred which would reasonably be expected to  prevent, or cause the loss of, such qualification.  Each Plan subject to any Foreign Benefit Law has, if required under applicable Foreign Benefit Law, received the required approvals by any Governmental Authority regulating such Plan or an application for such approvals is currently being processed.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to section 412 of the Code has been made with respect to any Plan.  The Borrower has not (i) failed to make a required contribution or payment, or (ii) otherwise failed to operate in compliance with any Foreign Pension Plan except to the extent that the failure to so operate  could not reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has engaged in a non-exempt prohibited transaction or violation of the fiduciary responsibility rules described in section 4975 of the Code or Part 4 of Title I of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred for which any liability remains unsatisfied or is reasonably expected to occur; (ii) except to the extent it could reasonably be expected to have  a Material Adverse Effect, no Pension Plan has any Unfunded Pension Liability; (iii) neither the

Borrower nor any ERISA Affiliate has had imposed on it, or reasonably expects to have imposed on it, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) to the knowledge of the Borrower, neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)           Each Plan governed by any Foreign Benefit Law is (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plan, (ii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent or (iii) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent; provided, that the failure to so fund, provide for, recognize or estimate the liabilities arising under such Plan shall not be deemed to be a breach of this representation unless such failure could reasonably be expected to have a Material Adverse Effect.

6.13        Subsidiaries; Equity Interests.  The Borrower (a) has no Subsidiaries other than those specifically disclosed in Schedule 6.13(a) or created or acquired in compliance with Section 7.12, and (b) has no equity investments in any other corporation or entity other than those specifically disclosed Schedule 6.13(b) or made after the Closing Date in compliance with this Agreement and the other Loan Documents.

6.14        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15        Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16        Compliance with Laws.  Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17        Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the operation by the Borrower and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

6.18        Senior Indebtedness.  All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term relating to the Obligations and all such Obligations are entitled to the benefits of the subordination created by the Put Backstop Facility of the Borrower, the Subordinated Note Indenture or any other applicable Permitted Subordinated Debt Document, as applicable. The Borrower acknowledges that the Administrative Agent, each Lender and the L/C Issuer is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Put Backstop Facility of the Borrower, the Put Backstop Replacement Facility of the Borrower, the Subordinated Note Indenture or applicable Permitted Subordinated Debt Document.

ARTICLE VII.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers’Acceptance shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Restricted Subsidiary to:

7.01        Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (subject to Section 1.03(a) with respect to the fiscal year ending December 31, 2005) or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent (the “Auditor”), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement and (ii) to the extent required to be prepared under applicable Securities Laws, the report(s) of management on the Borrower’s internal control over financial reporting pursuant to Items 308(a) and 308(c) of Regulation S-K promulgated under the Exchange Act, the Auditor’s attestation report on management’s assessment of the Borrower’s internal control over financial reporting as filed with the SEC on Form 10-K for the Borrower, and an independent assessment by the Auditor as to the effectiveness of the Borrower’s internal control over financial reporting as required by Auditing Standard No. 2 of the Public Company Accounting Oversight Board; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or, if earlier, five Business Days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures consistent with the Borrower’s financial statements filed with the SEC with respect to the fiscal quarter ended July 2, 2005, or with other comparative figures as are acceptable to the Administrative Agent, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary they have not become aware of any Default  in respect of any term, covenant, condition of Section 8.12 or other provision in so far as they relate to accounting matters or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           promptly after any request by the Administrative Agent, documents and other information supporting the calculation of any defined term used in the computation in any Compliance Certificate of the financial covenants set forth in Section 8.12;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           as soon as available and in any event no later than 60 days after the beginning of each fiscal year of the Borrower, a consolidated business plan for the Borrower and its Subsidiaries prepared by management of the Borrower including balance sheets, and related statements of operations, retained earnings and cash flow (to include separate forecasts for Consolidated Capital Expenditures and Consolidated EBITDA), on a quarterly basis for such fiscal year, and a reasonably detailed explanation of any underlying assumptions with respect thereto; and

(f)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that, so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event; and

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.01; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07        Maintenance of Insurance.  In the event compliance with the insurance requirements set forth in the Security Instruments does not satisfy the following requirements, and not in limitation of such insurance requirements in the Security Instruments, maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 15 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, none of which insurance (other than worker’s compensation insurance, disability insurance and other similar types of insurance that do not constitute the insurance of its properties or of interruptions to its business operations) shall be provided by any Subsidiary or any other Affiliate of the Borrower.

7.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09        Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11        Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to finance the Dividend Distribution, (ii) to refinance existing indebtedness, including all indebtedness outstanding under the Existing Credit Agreement and the payment of all fees and expenses in connection therewith (but excluding the Mueller Water Products Notes and Subordinated Notes), (iii) to redeem Mueller Water Products Notes (including any premiums paid in connection therewith) in an aggregate amount not to exceed $25,000,000 resulting from the exercise of put rights by the holders of thereof upon the consummation of the Transactions, (iv) to redeem Subordinated Notes (including any premiums paid in connection therewith) in an aggregate amount not to exceed $25,000,000 resulting from the exercise of put rights by the holders of thereof upon the consummation of the Transactions, (v) to make the Subordinated New Holdco Loan, (vi) to pay fees and expenses in connection with the Transactions, and (vii) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document.

7.12        New Subsidiaries, Pledgors and Real Property.

(a)           As soon as practicable but in any event within 30 Business Days following the acquisition or creation of any Subsidiary that is a Restricted Subsidiary (other than a Receivables Co.), or the time any existing Subsidiary (other than any Unrestricted Subsidiary or any Receivables Co.) becomes a Material Subsidiary, cause to be delivered to the Administrative Agent each of the following:

(i)            if such Subsidiary is both a Domestic Subsidiary and a Material Subsidiary, a Guaranty Joinder Agreement duly executed by such Material Subsidiary;

(ii)           if such Subsidiary is both a Domestic Subsidiary and a Material Subsidiary, (A) a Security Joinder Agreement duly executed by such Material Subsidiary (with all schedules thereto appropriately completed) and (B) if such Material Subsidiary owns a fee interest in any real property having a fair market value in excess of $10,000,000, those documents as are required by Section 3.02(b);

(iii)          if such Subsidiary is both a Material Subsidiary and either a Domestic Subsidiary or a Direct Foreign Subsidiary, and if any of the Subsidiary Securities issued by such Material Subsidiary are Pledged Interests and are owned by a Material Subsidiary who has not then executed and delivered to the Administrative Agent the Pledge Agreement or a Pledge Joinder Agreement granting a Lien to the Administrative Agent, for the benefit of the Secured Parties, in such Pledged Interests, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by the Material Subsidiary that directly owns such Pledged Interests;

(iv)          if such Subsidiary is both a Material Subsidiary and either a Domestic Subsidiary or a Direct Foreign Subsidiary, and if any of the Subsidiary Securities issued by such Material Subsidiary are owned by the Borrower or a Material Subsidiary who has previously executed a Pledge Agreement or a Pledge Joinder Agreement, a Pledge Agreement Supplement by the Borrower (if applicable) and each Material Subsidiary that owns any of such Pledged Interests with respect to such Pledged Interests in the form required by the Pledge Agreement;

(v)           if such Subsidiary is a Material Subsidiary and owns any Domestic Subsidiary or Direct Foreign Subsidiary that is also a Material Subsidiary, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Material Subsidiary;

(vi)          if the Pledged Interests issued or owned by such Subsidiary constitute securities under Article 8 of the Uniform Commercial Code (A) the certificates representing 100% of such Pledged Interests and (B) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

(vii)         with respect to any Person that has executed a Pledge Joinder Agreement, a Pledge Agreement Supplement, or a Security Joinder Agreement, Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Administrative Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Administrative Agent for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing;

(viii)        upon the reasonable request of the Administrative Agent, an opinion of counsel to each Subsidiary executing any Joinder Agreement or Pledge Supplement, and the Borrower if it executes a Pledge Agreement Supplement, pursuant to this Section 7.12, dated as of the date of delivery of such applicable Joinder Agreements (and other Loan Documents) provided for in this Section 7.12 and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a); and

(ix)           with respect to each Subsidiary executing any Joinder Agreement or Pledge Supplement, and the Borrower if it executes a Pledge Agreement Supplement, pursuant to this Section 7.12, current copies of the Organization Documents of each such Person, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.12, all certified by the applicable Governmental Authority or appropriate officer as the Administrative Agent may elect.

(b)           As soon as practicable but in any event within 30 Business Days following the acquisition of any Pledged Interests by any Material Subsidiary who has not theretofore executed the Pledge Agreement or a Pledge Joinder Agreement and who is not otherwise required to deliver a Pledge Joinder Agreement pursuant to Section 7.12(a), cause to be delivered to the Administrative Agent a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Material Subsidiary, and the documents, stock certificates, stock powers, financing statements, opinions, Organization Documents and organizational action relating thereto and to the pledge contained therein and described in Section 7.12(a)(vi), (vii), (viii) and (ix).

(c)           As soon as practicable but in any event within 30 Business Days following the acquisition of any fee interest in any real property having a fair market value in excess of $5,000,000 by any Material Subsidiary, notify the Administrative Agent of such acquisition and provide to the Administrative Agent the location and use of such real property, and if requested by the Administrative Agent, cause to be delivered to the Administrative Agent a Mortgage with respect thereto, along with such Mortgaged Property Support Documents as are requested by the Administrative Agent, duly executed by such Material Subsidiary, and such other documents, financing statements and opinions with respect to the grant of a mortgage therein as the Administrative Agent may reasonably request, including evidence of the payment of any filing or recordation fees or taxes.

7.13        Compliance with ERISA.  Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, including Foreign Benefit Laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; (c) cause each Plan subject to any Foreign Benefit Law to maintain any required approvals by any Governmental Authority regulating such Plan, (d) make all required contributions to any Plan subject to section 412 of the Code, and (e) make all required contributions and payments to any Foreign Pension Plans.

7.14        Further Assurances.  At the Borrower’s cost and expense, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement, the Guaranty, the Security Instruments and the other Loan Documents.

7.15        Interest Rate Protection.  Within 90 days following the Closing Date, obtain and for a period of not less than three (3)  years after the Closing Date maintain in effect, Swap Contracts to the extent necessary to cause at least fifty percent (50%) of the Consolidated Funded Indebtedness on the Closing Date to either have a fixed interest rate or to have interest rate protection on terms and conditions reasonably satisfactory to the Administrative Agent, which Swap Contracts shall be for a term of not less than one (1)  year from the date such Swap Contracts are entered into.

7.16        Change of Control Offer.  Promptly, and in any event no later than 20 days after the Closing Date, make any Change of Control Offer (as defined in the Subordinated Note Indenture) required as a result of the consummation of the Transactions, which Change of Control Offer shall establish a purchase date no later than 60 days after the Closing Date for the Subordinated Notes tendered in connection therewith.

ARTICLE VIII.
NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers’Acceptance shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

8.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby consists only of the property covered by the Liens being renewed or extended and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)           Liens for taxes, assessments or other governmental charges, not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlord or other like Liens imposed by Law or arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or a Foreign Benefit Law;

(f)            Liens or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, and including deposits (but not Liens) related to the acquisition of property;

(g)           (i) Liens with respect to minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, (ii) in the case of any property covered by a Mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, the Administrative Agent insuring the Mortgage; and (iii) in the case of any property covered by a Mortgage, upon certification by the Borrower that an easement, right-of-way, restriction, reservation, permit, servitude or other similar encumbrance granted or to be granted by the Borrower or any such      Restricted Subsidiary does not materially detract from the value of or materially impair the use by the Borrower or such Restricted Subsidiary in the ordinary course of its business of the property subject to or to be subject to such encumbrance, the Administrative Agent shall execute such documents as are reasonably requested to subordinate its Mortgage to such encumbrance;

(h)           with respect to any Mortgaged Fee Property, Liens which appear as exceptions to the Title Policy delivered to the Administrative Agent with respect to such Mortgaged Fee Property that are not otherwise permitted by Section 8.01(a), (c), (d), (g) or (i) and are acceptable to the Administrative Agent, it being understood that Liens appearing on the Title Policies delivered to the Administrative Agent on the Closing Date are acceptable to the Administrative Agent;

(i)            any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Liens described in clauses (a) through (h) in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

(j)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments;

(k)           Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(l)            Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Indebtedness permitted by Section 8.03, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(m)          Liens of sellers of goods to the Borrower and the Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(n)           Liens securing Assumed Indebtedness of the Borrower and the Restricted Subsidiaries permitted pursuant to Section 8.03(f); provided that (i) such Liens do not at any time encumber any property other than property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any      assets of the Borrower or any of the Restricted Subsidiaries theretofore existing or (except for any such proceeds) which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Borrower and the Restricted Subsidiaries secured by any such Lien does not exceed the fair market value of the property being acquired in connection with such Assumed Indebtedness;

(o)           Liens on assets of Foreign Subsidiaries of the Borrower securing Indebtedness of such Foreign Subsidiaries permitted pursuant to clause (h), (l) or (m) of Section 8.03;

(p)           Liens on the Equity Interests of Unrestricted Subsidiaries securing Indebtedness incurred by such Unrestricted Subsidiaries;

(q)           operating leases or subleases granted by the Borrower or any of the Restricted Subsidiaries to any other Person in the ordinary course of business; and

(r)            Liens on (i) Accounts sold or contributed to a Receivables Co. in  connection with a Permitted Receivables Transaction, (ii) other assets related to such Accounts and (iii) proceeds of the foregoing, in each case created in connection with such Permitted Receivables Transaction.

8.02        Investments.  Make any Investments, except:

(a)           Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b)           loans and advances to officers, directors and employees of the Borrower and Subsidiaries the ordinary course of the business of the Borrower and its Subsidiaries as conducted on the Closing Date to the extent permitted by applicable Law;

(c)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)           letters of credit issued in support of and Guarantees permitted by Section 8.03;

(e)           equity Investments existing as of the date hereof and as set forth in Schedule 6.13 and other Investments existing as of the date hereof and as set forth in Schedule 8.02 and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (x) increase the amount of such Investment at the time of such extension or renewal or (y) result in a Default hereunder;

(f)            without duplication, Investments permitted as Consolidated Capital Expenditures pursuant to Section 8.12(d) (including any such Investments which would otherwise constitute Consolidated  Capital Expenditures but for the operation of clause (i) of the proviso to the definition thereof);

(g)           Investments made by the Borrower or any of the Restricted Subsidiaries, solely with proceeds which have been contributed, directly or indirectly after the Closing Date, to the Borrower or such Restricted Subsidiary as cash equity from Walter for the purpose of making an Investment identified in a notice to the Administrative Agent on or prior to the date that such capital contribution is made, which Investments shall result in the Borrower or such Restricted Subsidiary acquiring a majority controlling interest in the Person in which such Investment was made or increasing any such controlling interest already maintained by it;

(h)           Investments in the form of non-cash consideration received from a Disposition permitted by Section 8.05(e);

(i)            Investments by the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary consisting of the transfer of Equity Interests of a Foreign Subsidiary to another Foreign Subsidiary that is a Restricted Subsidiary;

(j)            Investments made or held by any Foreign Subsidiary of the Borrower that is a Restricted Subsidiary in any other Foreign Subsidiary of the Borrower that is a Restricted Subsidiary;

(k)           Investments of the Borrower or any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary in the Borrower or any Subsidiary of the Borrower that is a Restricted Subsidiary; provided that (i) such Investments in any Receivables Co. shall only be made in connection with and as part of a Permitted Receivables Transaction and (ii) after making such Investment the Foreign Investment Basket Utilization shall not exceed $75,000,000

(l)            Investments in the form of securities of any Person acquired in an Acquisition permitted hereunder and Assumed Indebtedness in respect of a Person or property acquired in an Acquisition permitted hereunder;

(m)          Investments in Persons (other than New Holdco and its Subsidiaries) that are engaged in the Core Business and are not permitted under clauses (a) through (l) above in an aggregate principal amount at any one time outstanding not to exceed $30,000,000;

(n)           Investments in Swap Contracts permitted to be maintained under Section 8.03(d) or required to be maintained under Section 7.15;

(o)           Investments consisting of Indebtedness held by the Borrower or any Restricted Subsidiary arising on account of the accrual of interest on such Investments;

(p)           the Subordinated New Holdco Loan; and

(q)           Investments made by any Receivables Co. in connection with any Permitted Receivables Transaction;

provided that, notwithstanding the foregoing, (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clause (d) (except to the extent related to Indebtedness then permitted to be incurred under Section 8.03), (l) or (m) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

8.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the average life to maturity of any refinancing, refunding, renewal or extension of such Indebtedness permitted hereby is not less than the then average life to maturity of the Indebtedness so refinanced or replaced, and (iii) any refinancing, refunding, renewal or extension of Indebtedness subordinated to the Obligations shall be on terms no less favorable to the Administrative Agent and the Lenders, and no more restrictive to the Borrower, than the subordinated Indebtedness being refinanced, refunded, renewed or extended and in an amount not less than the amount outstanding at the time thereof;

(c)           Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor (other than Indebtedness described in clauses (h), (j), (m), (n) and (o) below);

(d)           obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 8.01(k); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $30,000,000;

(f)            Assumed Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(g)           Indebtedness of the Borrower in respect of the Subordinated Notes in an      aggregate principal amount not to exceed $315,000,000;

(h)           Indebtedness of Foreign Subsidiaries of the Borrower in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(i)            the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(j)            Indebtedness of (i) (x) any Domestic Subsidiary that is a Restricted Subsidiary owing to the Borrower or any of the Restricted Subsidiaries, or (y) the Borrower owing to any of the Restricted Subsidiaries, and (ii) any Foreign Subsidiary that is a Restricted Subsidiary of the Borrower owing to the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary; provided that (A) the Foreign Investment Basket Utilization does not exceed $75,000,000, and (B) any such Indebtedness described in this clause (j) which is owing to the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (1) to the extent requested by the Administrative Agent, such Indebtedness shall be evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent which shall be duly executed and delivered to (and indorsed to the order of) the Administrative Agent in pledge pursuant to a Pledge Agreement and (2) in the case of any such Indebtedness owed by a Person other than the Borrower or a Subsidiary Guarantor, such Indebtedness shall not be forgiven or otherwise discharged for any consideration other than payment (Dollar for Dollar) in cash unless the Administrative Agent otherwise consents;

(k)           surety bonds permitted under Section 8.01;

(l)            other Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount outstanding not to exceed at any time $20,000,000; provided that, unless such Indebtedness is Indebtedness of a Foreign Subsidiary, such Indebtedness is  unsecured;

(m)          Indebtedness of any Foreign Subsidiary owing to any other Foreign Subsidiary;

(n)           the Put Backstop Facility;

(o)           Permitted Subordinated Debt; and

(p)           Receivables Facility Outstandings in an aggregate amount at any time not to exceed $100,000,000, the recourse of which shall (except in respect of fees, costs, indemnifications, representations and warranties and other obligations in which recourse is customarily available against originators or servicers of Accounts included in special-purpose-vehicle receivables financing arrangements, other than any of the foregoing which are in effect credit substitutes) be limited solely to any applicable Receivables Co. and its assets;

provided that (i) no Indebtedness otherwise permitted by clause (e), (f), (h), (j) (as such clause (j) relates to loans made by the Borrower or any Subsidiary Guarantor to Restricted Subsidiaries which are not Subsidiary Guarantors) or (l) may be incurred if, immediately before or after giving effect to the incurrence thereof, any Default shall have occurred and be continuing, and (ii) all such Indebtedness of the type described in clause (j)(i)(y) above that is owed to Subsidiaries that are not Subsidiary Guarantors shall be subordinated, in writing, to the Obligations upon terms satisfactory to the Administrative Agent.

8.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Restricted Subsidiary (other than a Receivables Co.) may merge with the Borrower or any one or more other Restricted Subsidiaries, provided that (i) when the Borrower is merging with a Restricted Subsidiary, the Borrower shall be the continuing or surviving Person, and (ii) when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

(b)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary (other than a Receivables Co.); provided that if the transferor in such a transaction is a Guarantor, then the transferee must also be a Guarantor or the Borrower; and

(c)           a merger or consolidation necessary to consummate (i) an Acquisition permitted by and in compliance with Section 8.13 or (ii) a Disposition permitted by and in compliance with Section 8.05.

8.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions in the ordinary course of its business (and neither constitutes a Disposition of all or a substantial part of the Borrower’s and the Restricted Subsidiaries’ assets, taken as a whole, nor is made in connection with a Permitted Receivables Transaction) or of obsolete or worn out property;

(b)           any Disposition that constitutes (i) an Investment permitted under Section 8.02, (ii) a Lien permitted under Section 8.01 or Section 8.04(a) or (b), or (iii) a Restricted Payment permitted under Section 8.06;

(c)           Dispositions for fair market value of equipment or real property to the extent that (i) such equipment or real property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or real property, and in each case if the disposed property constituted Collateral then the relevant Loan Party shall grant a Lien to the Administrative Agent (including the delivery of any necessary Mortgage and Mortgaged Property Support Documents) on such new or replacement property;

(d)           Dispositions of property by the Borrower or any Restricted Subsidiary to a wholly-owned Restricted Subsidiary (other  than a Receivables Co.) or, solely with respect to Dispositions of the stock of a Restricted Subsidiary of the Borrower, the Borrower; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must be a Guarantor or, subject to the limitation above, the Borrower;

(e)           any Disposition of assets or stock of the Subsidiaries, so long as (with respect to each such Disposition) such Disposition is for fair market value and:

(i)            at least 75% of the consideration for such Disposition is cash;

(ii)           the Net Cash Proceeds are applied in accordance with Section 2.06(d);

(iii)          no Default exists or would exist immediately prior to or after giving pro forma effect to the Disposition;

(iv)          to the extent not otherwise granted therein, the Borrower agrees that it will, and will cause each of its Restricted Subsidiaries that are Domestic Subsidiaries to, grant to the Administrative Agent a security interest in any non-cash consideration received in connection with a Disposition provided for in this Section 8.05(e) that is evidenced by a promissory note or other written instrument; and

(v)           the aggregate book value of the assets (or assets of the Person) subject to such Disposition, when taken together with the aggregate book value of all assets (or assets of the Person(s)) Disposed of in reliance on this clause (e) shall not exceed $100,000,000 after the Closing Date;

(f)            such Disposition results from a casualty or condemnation in respect of such property or assets;

(g)           such Disposition consists of the sale or discount of overdue accounts receivable in the ordinary course of business, but only in connection with the compromise or collection thereof; or

(h)           such Disposition is of Accounts and related assets and is made pursuant to a Permitted Receivables Transaction.

8.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case

(except Section 8.06(a)) so long as no Default or Event of Default shall have occurred and be continuing (both before and after the making of such Restricted Payment):

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of capital stock or other equity interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(b)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           to the extent available after making any prepayment required by Section 2.06(d), and subject to the making of each such prepayment, the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of, or pay dividends or make distributions with respect to, its common stock or other common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the issue of new shares of its common stock or other common Equity Interests;

(d)           the Borrower may make the Dividend Distribution;

(e)           the Borrower shall be permitted to make Restricted Payments to Mueller Water Products to the extent necessary to enable Mueller Water Products to (i) pay taxes and make payments to New Holdco sufficient to permit Mueller Water Products or New Holdco, as applicable, to pay any U.S. Taxes which are due and payable in respect of taxable income of the Borrower and its Subsidiaries that is allocable to it for U.S. tax purposes (including, in the case of New Holdco, any amounts that are payable to Walter pursuant to the Tax Sharing Agreement); and (ii) make regularly scheduled payments when due of interest and principal on the Mueller Water Products Notes, the Put Backstop Facility of Mueller Water Products and any Permitted Mueller Water Products Debt; and

(f)            the Borrower may declare and pay cash dividends to its stockholders in an aggregate amount in any fiscal year not to exceed $7,500,000 or $15,000,000 in the aggregate when taken together with all other cash dividends pursuant to this clause (f) after the Closing Date.

8.07        Change in Nature of Business.  Engage in any material line of business that is not a Core Business; provided, that the foregoing shall not restrict any Receivables Co. from entering into any Permitted Receivables Transaction.

8.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) the consummation by the Borrower and its Subsidiaries of the transactions effected by the Loan Documents, (c) any employment arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with the past practices of the Borrower or such Subsidiary, (d) transactions between or among the Borrower and its Restricted Subsidiaries or between or among Restricted Subsidiaries of the Borrower, in each case to the extent permitted under the terms of the Loan Documents, (e) the declaration and payment of dividends and the making of distributions to all holders of any class of capital stock of the Borrower or any of its Restricted Subsidiaries to the extent otherwise permitted under Section 8.06, (f) Permitted Receivables Transactions, (g) the Tax Sharing Agreement, and (h) shared service arrangements entered into in the ordinary course of business and allocating expenses and fees reasonably in accordance with the services provided.

8.09        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document and, to the extent pertaining to any Receivables Co., any Permitted Securitization Transaction) that:

(a)           requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b)           limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor other than customary restrictions required in connection with (x) financings permitted by this Agreement, the limitations of which are no more restrictive than the corresponding limitations applicable to the Borrower hereunder, and (y) Dispositions permitted by this Agreement and which limitations cover only such assets or Person(s) which are the subject matter of such Dispositions and, prior to such Disposition, permit the Liens granted under the Loan Documents therein, and (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit:

(A)          a negative pledge contained in either (x) Indebtedness of any Restricted Subsidiary as of the date it becomes a Restricted Subsidiary of the Borrower in any transaction otherwise permitted hereunder or (y) Indebtedness outstanding on the date hereof and listed on Schedule 8.03, in each case so long as such provision does not impair or conflict with any Security Instrument or with Section 7.12 hereof;

(B)           provisions limiting Liens on property as may be contained in the terms of any Indebtedness permitted under Section 8.03(e) or (f) solely to the extent any such limitations relates to the property financed by or the subject of such Indebtedness;

(C)           provisions limiting Liens on property, and only on such property, subject to a prior Lien permitted under Section 8.01(c), (d), (e), (f), (i), (k), (o), (p) and (r); and

(D)          such provisions as may be contained in any refinancing or replacing Indebtedness permitted under Section 8.03, provided that the terms of such provisions shall be no less favorable to the Administrative Agent and the Lenders as were contained in the Indebtedness being refinanced or replaced.

8.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11        Prepayment of Indebtedness; Amendment to Material Agreements.

(a)           Prepay, redeem, purchase, repurchase, defease or otherwise satisfy any Indebtedness that is subordinated to the Indebtedness hereunder prior to the scheduled maturity thereof, or make any payment in violation of any subordination terms thereof, including pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms thereof or available to the Borrower at its option, except those prepayments that are made (i) in connection with a refinancing thereof permitted by Section 8.03(o), (ii) with the proceeds of any Permitted Mueller Water Products Debt; or (iii) to the extent available after making any prepayment required by Section 2.06(d), and subject to the making of each such prepayment, with the proceeds of any issuance or sale by the New Holdco, Mueller Water Products or the Borrower of its Equity Interests or any capital contribution to New Holdco, Mueller Water Products or the Borrower (in the case of such issuances, sales or capital contributions to New Holdco or Mueller Water Products, to the extent such proceeds received by in cash by the Borrower as an equity capital contribution); or

(b)           Amend, modify or change in any manner any term or condition of (i) any Subordinated Note or the Subordinated Note Indenture, (ii) any Permitted Subordinated Debt Document, (iii) the Put Backstop Facility of the Borrower, or (iv) any documents, instruments and agreements delivered in connection with a Permitted Receivables Transaction or any schedules, exhibits or agreements related thereto, in each case so that the terms and conditions thereof are less favorable in any material respect to the Administrative Agent and the Lenders than the terms of such Indebtedness as of the Closing Date, but in no event shall terms of recourse, guarantees or credit support be any less favorable to the Administrative Agent or the Lenders than the terms of such Indebtedness as of the Closing Date.

8.12        Financial Covenants.

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio

Closing Date through December 30, 2006	5.50 to 1.00
December 31, 2006 through December 30, 2007	5.10 to 1.00
December 31, 2007 through December 30, 2008	4.50 to 1.00
December 31, 2008 and each fiscal quarter thereafter	4.00 to 1.00

(b)           Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Senior Secured Leverage Ratio

Closing Date through December 30, 2006	4.25 to 1.00
December 31, 2006 through December 30, 2007	3.90 to 1.00
December 31, 2007 through December 30, 2008	3.25 to 1.00
December 31, 2008 and each fiscal quarter thereafter	3.00 to 1.00

(c)           Consolidated Interest Charge Coverage Ratio.  Permit the Consolidated Interest Charge Coverage Ratio as of the end of any Four-Quarter Period of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four-Quarter Period Ending	Minimum Consolidated Interest Charge Coverage Ratio

December 31, 2005 through September 30, 2007	2.25 to 1.00
December 31, 2007 and each fiscal quarter thereafter	2.50 to 1.00

(d)           Capital Expenditures.  Make or become legally obligated to make Consolidated Capital Expenditures in the aggregate for the Borrower and its Restricted Subsidiaries during any fiscal year (calculated for the entire fiscal year ending December 31, 2005, including the period prior to the Closing Date) in an amount exceeding an amount equal to (i) $80,000,000 in such fiscal year (the “Base Amount”); plus (ii) an aggregate amount in addition to the Base Amount after the Closing Date equal to $80,000,000; provided that, to the extent the Base Amount exceeds the aggregate amount of Consolidated Capital Expenditures (other than amounts permitted to be made pursuant to the second proviso below) actually made during such fiscal year, such excess amount (up to an aggregate of 50% of the amount of the Base Amount for such fiscal year) may be carried forward to (but only to) the next succeeding fiscal year (any such amount to be certified by the Borrower to the Administrative Agent in the Compliance Certificate delivered for the last fiscal quarter of such fiscal year, and any such amount carried forward to a succeeding fiscal year shall be deemed to be used prior to the Borrower and the Restricted Subsidiaries using the Base Amount for such succeeding fiscal year, without giving effect to such carry-forward); provided, further that, the limitation in the foregoing sentence shall be exclusive of (i) the amount of Consolidated Capital Expenditures actually made with cash capital contributions made to the Borrower or any of the Restricted Subsidiaries, directly or indirectly, by Walter, after the Closing Date and specifically identified in a certificate delivered by a Responsible Officer of the Borrower to the Administrative Agent on or about the time such capital contribution is made (but in any event prior to the time of the Capital Expenditure made with such capital contribution), and (ii)  any portion of any Acquisition that is permitted under Section 8.13 that is accounted for as a Capital Expenditure.

8.13        Acquisitions.  Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired constitute Core Businesses, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and, if the Cost of Acquisition is in excess of $25,000,000, the Borrower shall have furnished to the Administrative Agent (A) pro forma historical financial statements as of the end of the most recently completed fiscal year of the Borrower and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition, and (B) a Compliance Certificate prepared on a historical pro forma basis as of June 30, 2005, or, if later, as of the most recent date for which financial statements have been furnished pursuant to Section 7.01(a) or (b), giving effect to such Acquisition, which Compliance Certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, (iii) the Person acquired shall be a wholly-owned Restricted Subsidiary, or be merged with or into a Restricted Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a Restricted Subsidiary), (iv) upon consummation of the Acquisition each Subsidiary shall have complied with the provisions of Section 7.12, including with respect to any new assets (including real property) acquired, (v) if the Cost of Acquisition in any single transaction or series of related  transactions shall exceed $120,000,000 (or the Cost of Acquisition payable in the form of cash or Cash Equivalents shall exceed $60,000,000), the Required Lenders shall consent to such Acquisition in their discretion, and (vi) after giving effect to such Acquisition, the aggregate Costs of Acquisition incurred since the Closing Date shall not exceed $240,000,000 (of which no more than $120,000,000 of the Costs of Acquisition payable by the Borrower and its Restricted Subsidiaries in respect of all such transactions after the Closing Date shall be in the form of cash or Cash Equivalents).

8.14        Creation of New Subsidiaries.  Create or acquire any new Subsidiary after the Closing Date other than Restricted Subsidiaries created or acquired in accordance with Section 7.12, provided that any Unrestricted Subsidiary may create a Subsidiary that is an Unrestricted Subsidiary.

8.15        Securities of Subsidiaries.  Permit any Restricted Subsidiary to issue any Equity Interests (whether for value or otherwise) to any Person other than the Borrower or another Subsidiary of the Borrower that is a Restricted Subsidiary.

8.16        Sale and Leaseback.  Enter into, or permit any Restricted Subsidiary to, enter into any agreement or arrangement with any other Person providing for the leasing by the Borrower or any of the Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any of the Restricted Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any of the Restricted Subsidiaries.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C - BA Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C - BA Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained (A) in any of Section 7.03(a) or (b), 7.05 (other than with respect to the maintenance of good standing), 7.10, 7.11 or 7.12 or Article VIII, or (B) in either Section 7.01 or 7.02 and such failure continues for 15 days, or (ii) New Holdco or Mueller Water Products fails to perform or observe any term, covenant or agreement contained in the Parent Guaranty; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower from the Administrative Agent, or (ii) any Responsible Officer of the Borrower becomes aware of such default; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or

(e)           Cross-Default.  (i) The Borrower, any Restricted Subsidiary or any other Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the period of grace, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower, any Restricted Subsidiary or any other Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower, any Restricted Subsidiary or any other Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower, any Restricted Subsidiary or any other Loan Party as a result thereof is greater than $15,000,000;

(f)            Insolvency Proceedings, Etc.  The Borrower, any Restricted Subsidiary or any other Loan Party  institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower, any Restricted Subsidiary or any other Loan Party   becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower, any Restricted Subsidiary or any other Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding $15,000,000 (to the extent not covered by insurance provided by a Person described in Section 7.07 as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or (iii) the benefit liabilities of all Plans governed by Foreign Benefit Laws, or the funding of which are regulated by any Foreign Benefit Laws, at any time exceed all such Plans’ assets, as computed in accordance with applicable law as of the most recent valuation date for such Plans, by more than $15,000,000; or

(j)            Invalidity of Loan Documents.  Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (except with respect to immaterial assets); or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Administrative Agent pursuant to the Security Instruments; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Subordinated Notes and Permitted Subordinated Debt.  The subordination provisions relating to the Subordinated Notes, the Put Backstop Facility of the Borrower or any Permitted Subordinated Debt (the “Subordination Provisions”) shall fail to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan, any L/C - BA Obligation or other Obligations shall fail to constitute “designated senior debt” (or any other similar term) under any document, instrument or agreement evidencing such Subordinated Notes, the Put Backstop Facility of the Borrower or Permitted Subordinated Debt; or the Borrower or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the Secured Parties; or

(l)            Change of Control.  There occurs any Change of Control.

9.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C – BA Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C – BA Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C – BA Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C – BA Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03        Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C – BA Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit – BA Fees and other Obligations expressly described in clauses Third through Fifth below) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit – BA Fees and interest on the Loans, L/C – BA Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them) to (i) the payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C – BA Borrowings, (ii) the payment of the maximum amount of all Bankers’ Acceptances then outstanding, such payment to be for the account of the L/C Issuer (or to the extent Revolving Lenders have theretofore funded their participations in any such Bankers’ Acceptance, ratably among such Revolving Lenders in accordance with their Pro Rata Revolving Shares) and (iii) to Cash Collateralize that portion of

L/C – BA Obligations comprising the aggregate undrawn amount of Letters of Credit, to the Administrative Agent for the account of the L/C Issuer; provided that if the amounts available are insufficient to make all payments provided for in this clause Fourth, that portion allocable to clause (iii) shall be applied first to pay Outstanding Amounts of Revolving Loans and L/C – BA Borrowings before being utilized to Cash Collateralize L/C – BA Obligations;

Fifth, to payment of Swap Termination Values and amounts owing under Related Treasury Management Arrangements, in each case to the extent owing to any Lender or any Affiliate of any Lender arising under Related Credit Arrangements that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof or the amount owing under the applicable Related Treasury Management Arrangement from the applicable Lender or Affiliate of a Lender;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Document that are due and payable to the Administrative Agent and the other Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.
ADMINISTRATIVE AGENT

10.01      Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03      Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit or Bankers’ Acceptance, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit or Bankers’ Acceptance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06      Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit and/or Bankers’ Acceptances, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and/or Bankers’ Acceptances.

10.07      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09      Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C – BA Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C – BA Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.10 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10      Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Pledged Interest and any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Facility Termination Date, (ii) that is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(k); and

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

ARTICLE XI.
MISCELLANEOUS

11.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 5.01(a) without the written consent of each Lender except to the extent otherwise provided for in Section 5.01(a);

(b)           extend or increase (i) the Revolving Credit Commitment of any Revolving Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.02) without the written consent of such Revolving Lender, or (ii) the obligation of any Term Loan Lender to make any portion of the Term Loan without the written consent of such Term Loan Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Term Loan Maturity Date and the Revolving Credit Maturity Date, or any scheduled reduction of the Aggregate Revolving Credit Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C - BA Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Base Rate Loans or Eurodollar Rate Loans, as applicable) or to waive any obligation of the Borrower to pay interest or Letter of Credit – BA Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to change the Applicable Rate or amount of prepayment required under Section 2.06(d)(iii) or (iv);

(e)           change Section 2.14 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           change any provision of this Section or the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Revolving Lender;

(h)           change any provision of this Section or the definition of “Required Term Loan Lenders” or any other provision hereof specifying the number or percentage of Term Loan Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Term Loan Lender;

(i)            impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of commitments:  (i) the class consisting of the Revolving Lenders, and (ii) the class consisting of the Term Loan Lenders; provided that for purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C - BA Obligations and Swing Line Loans shall be deemed to be held by such Lender;

(j)            release any Guarantor from the Guaranty or Parent Guaranty, as applicable, without the written consent of each Lender, except to the extent such Guarantor is the subject of a Disposition permitted by Section 8.05 (in which case such release may be made by the Administrative Agent acting alone);

(k)           release all or a material part of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 8.05) or as provided in the other Loan Documents (in which case such release may be made by the Administrative Agent acting alone); or

(l)            reduce the number or type of events that give rise to a mandatory prepayment pursuant to Section 2.06(d) or change the order or manner of application of the Net Cash Proceeds provided therein, in each case without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit or Bankers’ Acceptance issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) each of the Joint Fee Letter and the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; and (vi) no amendment, waiver or consent which has the effect of  enabling the Borrower to satisfy any condition to a Borrowing contained in Section 5.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders, the Swing Line Lender or the L/C Issuer to make any additional Revolving Loan or Swing Line Loan, or to issue any additional or renew any existing Letter of Credit or issue any Bankers’ Acceptance, unless and until the Required Revolving Lenders (or, if applicable, all Revolving Lenders) shall have approved such amendment, waiver or consent.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02, as changed pursuant to subsection (d) below; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (d) below.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices

(including telephonic Revolving Loan Notices, Swing Line Loan Notices and Term Loan Interest Rate Selection Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Banker’s Acceptance or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Arrangers (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Swing Line Lender, the L/C Issuer or the Arrangers), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan, Letter of Credit or Bankers’ Acceptance or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit or Bankers’ Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Bankers’ Acceptance), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s portion of Loans, commitments and risk participations with respect to the Revolving Credit Facility and the Term Loan Facility) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d); provided further that any amount due exclusively to the L/C Issuer in its capacity as such shall be borne pursuant to this Section 11.04(c) pro rata by the Revolving Lenders, and not by any Term Lender.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or Bankers’ Acceptance or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender and the occurrence of the Facility Termination Date.

11.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

11.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and its Revolving Loans (including for purposes of this subsection (b), participations in L/C – BA Obligations and in Swing Line Loans) or of its Pro Rata Term Share of the Term Loan at the time owing to it (such Lender’s portion of Loans, commitments and risk participations with respect to each of the Revolving Credit Facility and the Term Loan Facility (each, an “Applicable Facility”) being referred to in this Section 11.06 as its “Applicable Share”)) at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Applicable Share of the Applicable Facility at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Applicable Share (which for this purpose includes Loans outstanding thereunder) with respect to each Applicable Facility, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) $5,000,000 with respect to the Revolving Credit Facility and (B) $1,000,000 with respect to the Term Loan Facility, unless in either case each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Applicable Facility, except that this clause (ii) shall not (A) prohibit any Lender from assigning all or a portion of its rights and obligations among the Applicable Facilities on a non-pro rata basis or (B) apply to rights in respect of Swing Line Loans;

(iii)          any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Revolving Lender or a Term Lender, as applicable, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver applicable Notes to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (in such capacity, subject to Section 11.17), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C – BA Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C – BA Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 4.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment or commitment to make a Term Loan of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the occurrence of the Facility Termination Date) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America or JPMorgan Chase Bank, N.A assigns all of its Revolving Credit Commitment, Revolving Loans and any Pro Rata Term Share of the Term Loan pursuant to subsection (b) above, such Person may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) in the case of Bank of America, upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to serve in such capacity a successor L/C Issuer or Swing Line Lender hereunder, as the case may be; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Person as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America or JPMorgan Chase Bank, N.A resigns as L/C Issuer, such Person shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit and Bankers’ Acceptances outstanding as of the effective date of its resignation as L/C Issuer and all L/C – BA Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit and/or Bankers’ Acceptances, if any, outstanding at the time of such successor or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit and/or Bankers’ Acceptances.

11.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided, that any information marked “PUBLIC may also be marked “Confidential”.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13      Replacement of Lenders.  If any Lender requests compensation under Section 4.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, if any Lender is a Defaulting Lender, or if any Lender fails to approve any amendment, waiver or consent requested by Borrower pursuant to Section 11.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender, then in each such case the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C – BA Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such requested amendment, waiver or consent; and

(e)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT

OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.17      No Fiduciary Relationship.  The Borrower acknowledges and agrees that in connection with all aspects of each transaction contemplated by this Agreement, the Borrower, on the one hand, and each of Bank of America, Morgan Stanley, the Arrangers and any affiliate through which any of them may be acting (each, a “Transaction Affiliate”), on the other hand, have an arms-length business relationship that creates no fiduciary duty on the part of any of Bank of America, Morgan Stanley, either Arranger or any of their respective Transaction Affiliates and each of them expressly disclaims any fiduciary relationship.

[Remainder of page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MUELLER GROUP, LLC

By:	/s/ Miles C. Dearden, III
Name:	Miles C. Dearden, III
Title:	Vice President

Mueller Group, LLC

CREDIT AGREEMENT

Signature Page

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ W. Thomas Barnett
Name:	W. Thomas Barnett
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ W. Thomas Barnett
Name:	W. Thomas Barnett
Title:	Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Eugene F. Martin
Name:	Eugene F. Martin
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender, and L/C Issuer

By:	/s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Vice President

AMSOUTH BANK

By:	/s/ Jonathan A. Browy
Name:	Jonathan A. Browy
Title:	Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ James A. Brennan, Jr.
Name:	James A. Brennan, Jr.
Title:	Vice President

CALYON NEW YORK BRANCH

By:	/s/ Samuel L. Hill
Name:	Samuel L. Hill
Title:	Managing Director & Regional Manager

By:	/s/ David P. Cagle
Name:	David P. Cagle
Title:	Managing Director

THE BANK OF NEW YORK

By:	/s/ David C. Siegel
Name:	David C. Siegel
Title:	Vice President

FIFTH THIRD BANK

By:	/s/ Marisol Lugo
Name:	Marisol Lugo
Title:	Vice President

SUNTRUST BANK

By:	/s/ Bradley J. Staples
Name:	Bradley J. Staples
Title:	Managing Director